As filed with the Securities and Exchange Commission on May 7, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM F-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Compagnie Générale de Géophysique

(Exact Name of Registrant as Specified in its Charter)

General Geophysics Company

(Translation of Registrant’s Name Into English)

Republic of France (State or Other Jurisdiction of Incorporation or Organization)	1382 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification No.)

1, rue Léon Migaux

91341 Massy
France
(33) 1 64 47 3000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

CT Corporation System

111 Eighth Avenue
New York, New York 10011
(212) 894-8400
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Michel Ponthus Senior Executive Vice President Finance and Human Resources and Chief Financial Officer Compagnie Générale de Géophysique 1, rue Léon Migaux 91341 Massy France	Thomas N. O’Neill III Linklaters 25, rue de Marignan 75008 Paris France

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class	Amount to be	Offering Price	Aggregate	Amount of
of Securities to be Registered	Registered	Per Senior Note(1)	Offering Price(1)	Registration Fee

10 5/8% Senior Notes due 2007	$55,000,000	100%	$55,000,000	$5,060

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant will file a further amendment which specifically states that this Registration Statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement will become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Offer to Exchange All Outstanding
10 5/8% Series A Senior Notes due 2007
($55,000,000 aggregate principal amount outstanding)
for
10 5/8% Series B Senior Notes due 2007

Compagnie Générale de Géophysique

(General Geophysics Company)

          We are offering to exchange all of our outstanding unregistered 10 5/8% Senior Notes due 2007 issued on February 8, 2002 for new registered 10 5/8% Senior Notes due 2007. The outstanding notes and the new notes are sometimes collectively referred to as the notes. The terms of the new notes are identical to the terms of the outstanding notes except that the new notes are registered under the Securities Act of 1933 (the “Securities Act”) and, therefore, are freely transferable.

*Please consider the following:	Information about the Notes:
•   You should carefully review the Risk Factors beginning on page 18 of this prospectus.

•   Our offer to exchange outstanding notes for new notes will be open until 5:00 p.m., New York City time, on    ●   , 2002, unless we extend the exchange offer.

•   The exchange offer is not conditional upon any minimum aggregate principal amount of outstanding notes being tendered.

•   Tenders of outstanding notes may be withdrawn any time prior to the expiration of the exchange offer.

•   The exchange of outstanding notes for new notes will not be a taxable event for U.S. federal income tax purposes.

•   You should also carefully review the procedures for tendering the outstanding notes beginning on page 29 of this prospectus.

•   If you fail to tender your outstanding notes, you will continue to hold unregistered securities and your ability to transfer them could be adversely affected.

•   No public market currently exists for the notes. The new notes will be listed on the Luxembourg Stock Exchange.
• The notes will mature on November 15, 2007.

•   We will pay interest on the notes semi-annually on May 15 and November 15 of each year, beginning, with respect to the new notes, November 15, 2002, at the rate of 10 5/8% per annum.

•   The new notes will be fully fungible with, rank pari passu with and form a single series with our $170,000,000 10 5/8% Senior Notes due 2007, which were originally issued in connection with a registered exchange offer that was completed on May 4, 2001.

•   We may redeem the notes on or after November 15, 2004 at the rates set forth on page 38 of this prospectus.

•   We have the option until November 15, 2003, to redeem up to 35% of the original aggregate principal amount of the notes originally issued and the notes with the net proceeds of certain types of equity offerings.

•   At any time prior to November 15, 2004, we may also redeem all or a part of the notes originally issued and the notes at a redemption price equal to 100% of the principal amount of the notes plus the applicable premium described in this prospectus.

•   We may also redeem all, but not fewer than all, of the notes at a redemption price equal to 100% of the principal amount of the notes in the event of certain changes affecting tax laws.

•   The notes are unsecured obligations and will rank equally in right of payment with all of our other existing and future senior indebtedness.

•   Initially, the notes will not be guaranteed by any of our subsidiaries. The notes will be effectively structurally subordinated to all existing and future indebtedness and all other liabilities of our subsidiaries that do not guarantee the notes.

• If we undergo a change of control or sell some of our assets, we may be required to offer to purchase notes from you.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is May  ● , 2002

      This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. You should rely only on the information or representations provided in this prospectus. We have not authorized any person to provide information other than that provided in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

WHERE YOU CAN FIND MORE INFORMATION

      We are subject to the reporting requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) applicable to foreign private issuers. In accordance with the Exchange Act, we electronically file reports, including annual reports on Form 20-F and interim reports on Form 6-K, and other information with the Securities and Exchange Commission. You may obtain these reports and other information by sending a written request to Compagnie Générale de Géophysique, 1, rue Léon Migaux, 91341 Massy, France, Attention: Investor Relations Officer, Telephone: (33) 1 64 47 3000.

      You can inspect and copy these reports, and other information, without charge, at the Public Reference Room of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission’s regional offices located at 500 West Madison Street, Room 1400, Chicago, Illinois 60606. You can also obtain copies of these materials at prescribed rates from the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the Commission at 1-800-SEC-0330. The Commission also maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission. In addition, you can inspect material filed by us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which American Depositary Shares representing shares of our common stock are listed. As a foreign private issuer, we are not subject to the proxy rules under Section 14 or the short-swing insider profit disclosure rules under Section 16 of the Exchange Act.

      All information referred to above will, for so long as the notes are listed on the Luxembourg Stock Exchange, also be available, without charge, at the specified office of the Paying Agent in Luxembourg during usual business hours on any weekday (Saturdays, Sundays and public holidays excepted) from the date of this prospectus.

PRESENTATION OF INFORMATION

      In this prospectus, references to “United States” or “U.S.” are to the United States of America, references to “U.S. dollars”, “$” or “U.S.$” are to United States dollars, references to “France” are to the Republic of France and references to “euro” or ”€” are to the single currency introduced at the start of the third stage of European Economic and Monetary Union pursuant to the Treaty Establishing the European Union.

      Unless otherwise indicated, statements in this prospectus relating to market share, ranking and data are derived from management estimates based, in part, on independent industry publications, reports by market research firms or other published independent sources. Any discrepancies in any table between totals and the sums of the amounts listed in such table are due to rounding.

      As used in this prospectus “CGG”, “we”, “us” and “our” refer to Compagnie Générale de Géophysique and its subsidiaries, except as otherwise indicated.

INCORPORATION BY REFERENCE

      The Commission allows us to “incorporate by reference” the information we file with the Commission in other documents, which means:

•	incorporated documents are considered part of this prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file with the Commission after the date of this prospectus automatically updates and supersedes this prospectus.

      We incorporate by reference our annual report on Form 20-F for the financial year ended December 31, 2001.

      In addition, we incorporate by reference each of the following documents that we will file with the Commission after the date of this prospectus from now until the first anniversary of the effective date of the registration statement pertaining to the new notes:

•	Reports filed under Section 13(a), 13(c) or 15(d) of the Exchange Act; and

•	any future reports filed on Form 6-K that indicate that they are incorporated by reference in this prospectus.

      You may obtain a copy of any of the documents referred to above (excluding exhibits) at no cost by contacting us at the following address:

Compagnie Générale de Géophysique

1, rue Léon Migaux
91341 Massy, France
Attention: Investor Relations Officer
Tel: (33) 1 64 47 3000

      To obtain timely delivery, you must request any document no later than five days before the date of the expiration of this exchange offer, meaning no later than        ●       , 2002.

FORWARD-LOOKING STATEMENTS

      This prospectus includes forward-looking statements. We have based these forward-looking statements on our current views and assumptions about future events.

      These forward-looking statements are subject to risks, uncertainties and assumptions we have made, including, among other things:

•	changes in international economic and political conditions, and in particular in oil and gas prices;

•	our ability to reduce costs;

•	our ability to finance our operations on acceptable terms;

•	the timely development and acceptance of our new products and services;

•	the effects of competition;

•	political, legal and other developments in foreign countries;

•	the timing and extent of changes in exchange rates for non-U.S. currencies and interest rates;

•	the accuracy of our assessment of risks related to acquisitions, projects and contracts, and whether these risks materialize;

•	our ability to integrate successfully the businesses or assets we acquire;

•	our ability to sell our seismic data library;

•	our ability to access the debt and equity markets during the periods covered by the forward-looking statements, which will depend on general market conditions and on our credit ratings for our debt obligations; and

•	our success at managing the risks of the foregoing.

      We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

PROSPECTUS SUMMARY

      This summary highlights selected information from this prospectus to help you understand our business and the terms of the notes. You should carefully read all of this prospectus to understand fully our business and the terms of the notes, as well as some of the other considerations that may be important to you in making your investment decision. You should pay special attention to the “Risk Factors” section of this prospectus to determine whether an investment in the notes is appropriate for you.

About Compagnie Générale de Géophysique

      We are a leading international provider of geophysical services and a leading manufacturer of geophysical equipment. Founded in 1931, we provide geophysical services principally to oil and gas companies that use seismic imaging to help explore for, develop and manage oil and gas reserves by:

•	identifying new areas where subsurface conditions are favorable for the accumulation of oil and gas;

•	determining the size and structure of previously identified oil and gas fields; and

•	optimizing development and production of oil and gas reserves (reservoir management).

      We sell our geophysical equipment primarily to other geophysical service companies.

      Our operations are organized into two main segments: Services and Products. Services accounted for 64% and Products accounted for 36% of our consolidated revenues for the year ended December 31, 2001. We generate revenues on a worldwide basis. For the year ended December 31, 2001, 37% of our consolidated revenues were from the Americas, 27% from the Middle East and Asia Pacific, 22% from Europe and CIS and 14% from Africa.

Industry Conditions

      Overall demand for geophysical services is dependent upon spending by oil and gas companies for exploration, production, development and field management activities. This spending depends in part on present and expected future oil and gas prices. Most of 1999 was characterized by depressed oil prices, which resulted in lower levels of cash flow for oil and gas companies and lower spending on exploration and production, including geophysical services. Oil and gas prices increased significantly from mid-1999 through 2000, resulting in a modest increase in spending on geophysical services by our clients. In early 2001, economic conditions in Europe and the United States began to deteriorate, and oil and gas prices declined. The events of September 11, 2001 compounded the worsening economic climate. These conditions, in turn, resulted in a reduction in energy demand and downward pressure on energy prices, particularly gas in North America, as well as oil worldwide. Nevertheless, the seismic industry market continued its recovery, albeit at a slower rate. We believe that this resilience resulted in particular from the necessity for the major oil and gas operators to replace reserves which otherwise are currently being depleted at a rate estimated by industry analysts at 5 to 10% per year.

      The oil and gas industry has increasingly relied on the use of three-dimensional (“3D”) seismic data that has fueled the growth and demand for geophysical services. The greater precision and improved subsurface resolution obtainable from 3D seismic data, combined with advanced processing techniques, have assisted oil and gas companies in finding new fields and more accurately delineating existing fields. These improved technologies have been key factors in improving drilling success ratios and lowering finding and field extension costs. Advanced 4D technology (using time as the fourth dimension) is also enhancing production monitoring methodologies and the management of existing oil and gas reservoirs by recording fluid movement in the reservoir. In addition, advances in technology have significantly reduced the size, weight, cost and power requirements of seismic data acquisition systems and increased the quality and quantity of data available to geoscientists. These improved technologies, coupled with advances in drilling and completion techniques, are significantly enhancing the ability of oil and gas companies to explore for, develop and manage oil and gas reserves cost-effectively.

Services

      Our Services segment is organized into three strategic business units (“SBUs”):

•	the Land SBU for land seismic acquisition services;

•	the Offshore SBU for marine seismic acquisition, multi-client library sales, and related services; and

•	the Processing & Reservoir SBU for seismic data processing, data management and reservoir studies.

Land SBU

      We are a leading land seismic contractor outside of North America. At December 31, 2001, we had 12 land crews performing specialized 3D and two-dimensional (“2D”) seismic surveys. Land seismic acquisition includes all seismic surveying techniques where the recording sensor is either in direct contact with, or in close proximity to, the ground. Our Land SBU offers integrated services, including the acquisition and processing of seismic data on land, in transition zones and on the ocean floor (seabed surveys). We believe that our expertise in harsh environments, environmentally sensitive areas and transition zones provides us with a competitive advantage in our principal markets — Europe, Africa, the Middle East, Asia and Latin America.

      Revenues from our Land SBU accounted for approximately 28% and 25% of our revenues in 2000 and 2001, respectively.

Offshore SBU

      We currently operate a fleet of six vessels, two of which we own, two of which we operate under renewable time charters with Louis Dreyfus Armateurs (“LDA”), one of the largest shipowners in France, one of which we own indirectly in partnership with LDA and one of which we operate under time charter indirectly in partnership with LDA. Time charters allow us to change vessels in order to keep pace with market developments and provide us with the security of continued access to vessels without the significant investment required for ownership. We also own two marine seismic vessels, which we purchased from an affiliate of Aker Maritime ASA (“Aker”). Each of our vessels is equipped with modern integrated equipment and software and has the capacity to conduct 3D surveys. Our vessels can deploy between six and ten streamers up to ten kilometers long and are equipped with full onboard processing capability. In addition, the CGG Mistral is currently in the shipyard being upgraded from six to ten streamers for delivery in the second half of 2002.

      We acquire marine seismic data both on an exclusive contract basis for our customers and on our own behalf as multi-client data for licensing on a non-exclusive basis to others. Our customers retain ownership of seismic data acquired on an exclusive contract basis while we retain ownership of data acquired on a non-exclusive, multi-client basis. In determining whether to undertake multi-client surveys, we consider factors that include the availability of initial participants to underwrite a share of the costs to acquire such data, the location to be surveyed, the probability and timing of any future lease concessions and development activity in the area and the availability, quality and price of competing data. As of December 31, 2001, our multi-client data library included over 58,000 square kilometers of 3D data from deep offshore areas in the Gulf of Mexico, Brazil, the North Sea and Africa with a net book value of approximately €92 million.

      Revenues from our Offshore SBU accounted for approximately 22% and 25% of our revenues in 2000 and 2001, respectively.

Processing & Reservoir SBU

      We provide seismic data processing and reservoir services through our network of 26 data processing centers and reservoir teams located around the world. Our seismic data processing operations transform seismic data acquired in the field into 2D cross-sections or 3D images of the earth’s subsurface using GeoCluster, our newly introduced proprietary seismic software. These images are then interpreted by geophysicists and geologists for use by oil and gas companies in evaluating prospective areas, selecting drilling sites and managing producing reservoirs. We process seismic data acquired by our own land and marine acquisition crews as well as seismic data acquired by non-affiliated third parties. In addition, we reprocess previously processed data using new techniques to improve the quality of seismic images. In 2001, approximately 70% of the seismic data we have processed or reprocessed was third-party data.

      Thirteen of our data processing centers are “dedicated” centers that are located in our clients’ offices. We believe that we operate the largest number of these centers worldwide. We also believe that these dedicated centers are responsive to the trend among oil and gas companies to outsource processing work while providing our clients with a high level of service. These centers enable our geoscientists to work directly with clients and tailor our services to meet individual clients’ needs. Two of our dedicated centers are 4D processing centers that we operate in the North Sea for two major customers. In addition, we currently have two reservoir teams working under long-term contracts in Latin America to provide reservoir studies to national oil companies. We believe that these developments reflect the increasing importance of geophysical services in production-related activities.

      Revenues from our Processing & Reservoir SBU accounted for approximately 16% and 14% of our revenues in 2000 and 2001, respectively.

Products

      We conduct our equipment development and production operations through our Sercel subsidiary. Sercel is the market leader in the development and production of seismic acquisition systems and specialized equipment in the land and offshore seismic markets. Sercel’s principal product line is seismic recording equipment, particularly the 408UL 24-bit recording systems, which we introduced in November 1999. The 408UL offers greater flexibility than any other previous generation system due to its ultra-light acquisition modules and advanced software configuration, making the system highly adaptable to different terrain and high-density surveys.

      Sercel is a market leader in the development and production of both marine and land geophysical equipment. In addition to recording systems, Sercel develops and produces a complete range of geophysical equipment for seismic data acquisition, including vibroseismic vehicles, streamers, ocean bottom cables, geophones, hydrophones, cables and connectors and other ancillary geophysical products. Sercel recently developed an innovative solid streamer cable for marine seismic data acquisition that is designed to reduce downtime due to adverse weather conditions and thereby increase data acquisition productivity.

      Revenues from our Products segment accounted for approximately 34% and 36% of our revenues in 2000 and 2001, respectively.

Our Strategy

      We intend to continue to strengthen our competitive position in the global geophysical services and products markets by capitalizing on growth opportunities resulting from both the application of new technologies in every segment of our business — from exploration to production and reservoir management — and from our diversified geographic presence.

      To achieve our objective we have adopted the following strategies:

Focus on Growth Areas for Geophysical Services

      We believe that through continued enhancement of our proprietary seismic data recording equipment and software, we will remain among the leading providers of 3D land seismic surveys. We believe that our proprietary equipment and software provide us with a competitive advantage in specific growth markets, such as data acquisition in transition zones and difficult terrain, where recent technological advances have made seismic acquisition more feasible. We intend to focus on developing our technological capabilities in emerging markets for geophysical services, such as reservoir appraisal and production monitoring. We believe that, due to our extensive international experience, we also have a competitive advantage in certain geographic markets such as Europe, Africa, the Middle East and Latin America, where we have been operating longer than many of our competitors. We also believe that we have unique experience and expertise in complex land acquisition projects, a market that we expect will grow within the next several years.

      We plan to continue developing our marine acquisition services to strengthen our position in this market segment. We significantly upgraded our fleet capacity with the launch in 1999 of the CGG Alizé, and the acquisition in January 2001 of two marine seismic vessels from an affiliate of Aker. We will further improve our capacity with the upgrade of the CGG Mistral, which we expect to be complete in the second half of 2002. We intend to strengthen our position in the marine seismic market for non-exclusive data by further developing our non-exclusive data library. We believe that a strong position in this market segment is vital to enhance further our global competitive position, as it will permit us to adapt to current market demand and will provide opportunities for significant future sales. Our policy is to develop our non-exclusive data library while carefully selecting survey opportunities to monitor our investment closely.

      Given the growing importance of geophysics in reservoir characterization, we intend to further develop the synergies between our data processing and reservoir services. This approach places us in a better position to meet the requirements of our clients with an extensive range of integrated services. We also intend to increase our processing capability in developing disciplines, such as lithology prediction (identification of the rock layers covering and surrounding the oil trap), as well as applications relating to reservoir description and monitoring, including 3D pre-stack depth imaging, multi-component and 4D studies. We also plan to continue promoting and developing our dedicated processing center services within our clients’ offices.

Develop Technological Synergies for Products and Capitalize on New Generation Equipment

      Sercel is the leading producer of land, marine and subsea geophysical equipment. We plan to continue developing synergies between the technologies available within Sercel and to capitalize fully on our position as a market leader. Through internal expenditures on research and development and acquisition of established technology, we seek to improve existing products and maintain an active new product development program in all segments of the geophysical equipment market (land, marine and ocean-bottom).

Develop and Utilize Innovative Technology

      We believe that growth in demand for geophysical services will continue to be driven by the development of new technologies. We expect multi-component surveys (three-component (3C)/four-component (4C)) and time-lapse (4D) surveys to become increasingly important for new production related applications, particularly in the marine sector, as well as specialized recording equipment for difficult terrain in land acquisition. We believe that to remain competitive, geophysical services companies will need to combine advanced data acquisition technology with consistently improving processing capacity in order to reduce further delivery times for seismic services. In this respect, we intend to continue our high level of research and development investment to reinforce our technological leadership.

Emphasize Client Service

      We believe it is important to operate in close proximity to our clients to develop a better understanding of their individual needs and to add measurable value to their business process. We respond to these needs by creating new products or product enhancements that improve the quality of data and reduce the time to deliver data to clients. Our regional multi-client and dedicated data processing centers in our clients’ offices provide us with an advantage in identifying contract opportunities, optimizing service to clients and developing products responsive to new market demands, such as seismic techniques applied to reservoir management. We believe that we are well positioned to benefit from the industry trend towards increased outsourcing that is leading oil and gas companies to place greater emphasis on relationships and service quality, including health, safety and protection of the environment, in their selection of geophysical services providers.

Provide Integrated Services

      We are committed to providing clients with a full array of seismic data services from acquisition and processing to data interpretation and management. We believe that integration of compatible technology and equipment increases the accuracy of data acquisition and processing, enhances the quality of our client service and thereby improves productivity in oil and gas exploration and production. Our clients increasingly seek integrated solutions to better evaluate known reserves and improve the ratio of recoverable hydrocarbons from producing fields. We are developing our ability to provide such geoscience solutions through a combination of various exploration and production services, including technical data management, reservoir characterization, interpretation of well information and integrated oil and gas reservoir studies.

Summary of the Exchange Offer

      On November 22, 2000, we issued U.S.$170,000,000 aggregate principal amount of our 10 5/8% Senior Notes due 2007 in a transaction not registered under the Securities Act. All of these notes were exchanged for identical notes registered with the Commission. We sometimes refer herein to such notes as the original notes. We subsequently consummated a registered exchange offer with respect to the original notes.

      On February 8, 2002, we completed a private offering of the outstanding notes outside the United States in reliance on Regulation S under the Securities Act and to certain qualified institutional buyers within the United States in reliance on Rule 144A under the Securities Act.

      We entered into a registration rights agreement with the initial purchasers in the private offering of the outstanding notes in which we agreed to deliver to you this prospectus and to complete the exchange offer within 210 days after the date we issued the outstanding notes. You are entitled to exchange in the exchange offer your outstanding notes for new notes with substantially identical terms.

      You should read the discussion under the headings “— Summary of the Terms of the New Notes” beginning on page 13 and “Description of the Notes” beginning on page 35 for further information regarding the new notes.

      We summarize the terms of the exchange offer below. You should read the discussion under the heading “The Exchange Offer” beginning on page 26 for further information regarding the exchange offer and resale of the new notes.

The Exchange Offer	We are offering to exchange up to $55 million aggregate principal amount of new notes for up to $55 million aggregate principal amount of the outstanding notes. Outstanding notes may be exchanged only in integral multiples of $1,000.

Expiration Date	The Exchange Offer will expire at 5:00 p.m., New York City time, on ● , 2002, or such later date and time to which we extend it.

Withdrawal of Tenders	You may withdraw your tender of outstanding notes prior to the expiration date, unless previously accepted for exchange. We will return to you, without charge, promptly after the expiration or termination of the exchange offer any outstanding notes that you tendered but that were not accepted for exchange.

Conditions to the Exchange Offer	We will not be required to accept outstanding notes for exchange if the exchange offer would be unlawful or would violate any interpretation of the staff of the Commission. The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered. Please read the section “The Exchange Offer — Conditions to the Exchange Offer” beginning on page 28 for more information regarding the conditions to the exchange offer.

Procedures for Tendering Outstanding Notes	If your outstanding notes are held through The Depository Trust Company (“DTC”) and you wish to participate in the exchange offer, you may do so through the automated tender offer program of DTC. If you tender under this program, you will agree to be bound by the letter of transmittal that we are providing with this prospectus as though you had signed the letter of transmittal. By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

• any new note you receive will be acquired in the ordinary course of your business;

• you have no arrangement or understanding with any person to participate in the distribution of the outstanding notes or the new notes;

• if you are not a broker-dealer or are a broker-dealer but will not receive new notes for your own account in exchange for outstanding notes, you are not engaged in and do not intend to engage in the distribution of the new notes;

• if you are a broker-dealer that will receive new notes for your own account in exchange for outstanding notes, that the outstanding notes to be exchanged for new notes were acquired by you as a result of market-making or other trading activities and that you will deliver a prospectus, as required by law, in connection with any resale of such new notes; and

• you are not our “affiliate”, as defined in Rule 405 of the Securities Act, nor a broker-dealer tendering outstanding notes acquired directly from us for your own account.

Special Procedures for Beneficial Owners	If you own a beneficial interest in outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender the outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf.

Guaranteed Delivery Procedures	If you wish to tender your outstanding notes and cannot comply, prior to the expiration date, with the applicable procedures under the automated tender program of DTC, you must tender your outstanding notes according to the guaranteed delivery procedures described in “The Exchange Offer — Guaranteed Delivery Procedures” beginning on page 32.

Certain U.S. Federal Income Tax Considerations	The exchange of outstanding notes for new notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. Please read “Certain U.S. Federal Income Tax Consequences of the Exchange Offer” beginning on page 76.

Use of Proceeds	We will not receive any cash proceeds from the issuance of new notes.

The Exchange Agent

      We have appointed The Chase Manhattan Bank as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent addressed as follows:

For Delivery by Mail, Overnight Delivery or Delivery By Hand:

JPMorgan Chase Bank
600 Travis St.
Suite 1150
Houston, Texas 77002
Attn: Mauri Cowen

For Facsimile Transmission

(for eligible institutions only):

(713) 577 5200

Attn: Mauri Cowen

To Confirm Receipt:

(713) 216 6686

Summary of the Terms of the New Notes

Securities Offered	U.S.$55,000,000 aggregate principal amount of 10 5/8% Series B Senior Notes due 2007.

Maturity	November 15, 2007.

Interest Payment Dates	We will pay interest on the new notes semi-annually in arrears on May 15 and November 15 of each year, commencing November 15, 2002.

Guarantees	Initially, none of our subsidiaries will guarantee the new notes. However, in the future under certain circumstances the new notes will be jointly and severally guaranteed on a senior unsecured basis by certain of our subsidiaries.

Ranking	The new notes will be our senior unsecured obligations, ranking equally in right of payment with all of our existing and future senior indebtedness and senior in right of payment to any of our subordinated indebtedness incurred in the future. The indenture pursuant to which the new notes will be issued permits us and our subsidiaries to incur additional indebtedness, subject to certain conditions. The new notes and any subsidiary guarantees will be effectively subordinated to secured indebtedness of CGG and any guarantors, including any indebtedness under our syndicated credit facility, which is secured by liens on certain of our assets and those of our subsidiaries, or any future credit facility or facilities that may be secured by certain of our assets and those of our subsidiaries. As of December 31, 2001, but giving effect to the application of proceeds of the offering of outstanding notes as if it had occurred prior to December 31, 2001, CGG would have had U.S.$29.7 million of outstanding indebtedness effectively senior to the notes, and our subsidiaries would have had U.S.$21.0 million of outstanding indebtedness effectively senior to the notes.

Optional Redemption	We may, at our option, redeem all or a part of the new notes at any time on or after November 15, 2004 at the redemption prices described in this prospectus. In addition, we may, at our option, redeem up to 35% of the aggregate principal amount of the original notes, the notes and any additional notes issued under the indenture (excluding for this purpose any new notes) prior to November 15, 2003 using the proceeds of certain equity offerings. At any time prior to November 15, 2004, we may also redeem all or a part of the notes at a redemption price equal to 100% of the principal amount of the notes issued under the indenture plus the applicable premium described in this prospectus.

Change of Control	If we experience a change of control, we may be required by any note holder to repurchase all or a part of its new notes for cash at 101% of the principal amount of the new notes.

Redemption for Changes in French Tax Law	We will be required to pay additional amounts to the holders of the new notes to compensate them for any amounts deducted from payments to them in respect of the new notes on account of certain French taxes and other governmental charges. If we become obligated to pay such additional amounts as a result of a change in French law, notes issued under the indenture will be subject to redemption, in whole but not in part, at our option at a price equal to 100% of the principal amount of the notes.

Certain Covenants and Events of Default	The indenture for the notes contains certain covenants and events of default that, among other things, limit our ability and that of certain of our subsidiaries to:

• incur additional indebtedness;

• pay dividends or make other distributions;

• purchase equity interests or redeem subordinated indebtedness early;

• create liens on our assets to secure debt;

• enter into transactions with affiliates;

• issue or sell capital stock of subsidiaries;

• engage in sale-and-leaseback transactions; or

• sell assets or merge or consolidate with another company.

All of these limitations are subject to a number of important qualifications.

Right Under Registration Rights Agreement	If we fail to complete the exchange offer as required by the registration rights agreement, we will be obligated to pay liquidated damages to holders of the outstanding notes. Please read “Outstanding Notes Registration Rights Agreement” beginning on page 72 for more information regarding your rights as a holder of outstanding notes.

Listing	The new notes will be listed on the Luxembourg Stock Exchange.

Governing Law	New York.

Trustee and Principal Paying Agent	JPMorgan Chase Bank.

Luxembourg Paying Agent	Dexia Banque Internationale à Luxembourg.

For further information regarding the new notes, see “Description of the Notes”.

Principal Executive Office

      Our headquarters are located at l, rue Léon Migaux, 91341 Massy, France, and our telephone number is +33 1 64 47 3000.

Risk Factors

      See “Risk Factors” beginning on page 18 for a discussion of certain factors to be considered in connection with an investment in the new notes.

Selected Financial Information

      The table below sets forth selected consolidated financial and operating data as of and for each of the five years in the period ended December 31, 2001, which should be read in conjunction with, and is qualified in its entirety by reference to, our consolidated financial statements and “Operating and Financial Review and Prospects” included in our annual report for the year ended December 31, 2001 incorporated by reference in this registration statement. The selected financial data for each of the years in the five-year period ended December 31, 2001 have been derived from our audited consolidated financial statements prepared in accordance with French generally accepted accounting principles (“GAAP”), which differ in certain respects from U.S. GAAP.

      Beginning with the financial statements for fiscal year 2001 and for future fiscal years, we have adopted French GAAP for reporting of our primary financial statements. We have also provided a description of the principal differences between French GAAP and U.S. GAAP, as they relate to us, and a reconciliation to U.S. GAAP of net income and shareholders’ equity. We have also adopted French GAAP for the primary financial statements to be contained in our quarterly reports, in which we intend to include a description of the principal differences between French GAAP and U.S. GAAP, as they relate to us, and a reconciliation of selected items to U.S. GAAP.

      For each of the fiscal years 1997, 1998, 1999 and 2000, we published financial statements and notes thereto prepared in accordance with French GAAP for purposes of our reporting obligations in France (as is required by French law) and with U.S. GAAP for purposes of our reporting obligations under the Exchange Act. For those fiscal years there were no material differences between French GAAP and U.S. GAAP; however, for the fiscal year 2001, there were material differences related to derivative instruments and hedging activities. We believe that the use of a single set of accounting principles prevents any confusion that may be generated by the simultaneous publication of two different sets of financial statements and notes thereto.

      See Notes 25, 26 and 27 to our audited consolidated financial statements included in our annual report for the year ended December 31, 2001 incorporated by reference in this registration statement for a description of the principal differences between French GAAP and U.S. GAAP as they relate to us and for a reconciliation to U.S. GAAP of net income and shareholders’ equity.

	As of and for the year ended December 31,

	2001	2001	2000	1999	1998	1997

	U.S.$(1)	€	€	€	€	€

	(in millions, except per share and Operating Data)

Statement of Operations Data:

Amounts in accordance with French GAAP:

Operating revenues	714.7	802.9	695.3	506.7	623.0	700.2

Cost of operations	(571.2)	(641.7)	(579.9)	(460.9)	(492.1)	(551.4)

Gross profit	143.5	161.2	115.4	45.8	130.9	148.8

Research and development expenses, net	(31.4)	(35.3)	(26.9)	(24.6)	(27.2)	(20.3)

Selling, general and administrative expenses	(81.3)	(91.3)	(87.9)	(79.7)	(79.1)	(75.8)

Other revenues (expenses)	12.2	13.7	13.5	2.4	(38.5)	0.9

Operating income (loss)	43.0	48.3	14.1	(56.1)	(13.9)	53.6

Interest and other financial income and expense, net	(20.5)	(23.0)	(15.9)	(9.6)	(5.0)	(6.0)

Exchange gains (losses), net	(1.2)	(1.4)	(5.8)	(3.4)	(3.8)	(8.0)

Equity in income (losses) of investees	7.8	8.8	2.6	0.7	(0.6)	(2.7)

Income (loss) before income taxes and minority interest	29.1	32.7	(5.0)	(68.4)	(23.3)	36.9

Income taxes	(15.0)	(16.8)	(10.6)	(7.8)	(9.1)	(12.2)

Minority interest	(0.2)	(0.2)	3.6	9.7	(4.6)	(1.3)

Net income (loss)	13.9	15.7	(12.0)	(66.5)	(37.0)	23.4

Per share amounts: Basic(2)	1.20	1.35	(1.28)	(12.51)	(7.30)	5.08

Diluted(2)	1.20	1.35	(1.28)	(12.51)	(7.30)	4.92

	As of and for the year ended December 31,

	2001	2001	2000	1999	1998	1997

	U.S.$(1)	€	€	€	€	€

	(in millions, except per share and Operating Data)

Amounts in accordance with U.S. GAAP:

Operating revenues	707.6	795.0	695.3	506.7	623.0	700.2

Operating income (loss)	43.3	48.6	14.1	(56.1)	(13.9)	53.6

Net income (loss)	8.3	9.3	(12.0)	(66.5)	(37.0)	23.4

Per share amounts: Basic(2)	0.71	0.80	(1.28)	(12.51)	(7.30)	5.08

Diluted(3)	0.71	0.80	(1.28)	(12.51)	(7.30)	4.92

Balance Sheet Data:

Amounts in accordance with French GAAP:

Cash and cash equivalents	50.5	56.7	60.1	64.5	30.0	92.0

Working capital(4)	170.6	191.8	180.3	86.8	71.1	100.3

Property, plant and equipment, net	249.9	280.7	140.7	160.6	144.0	117.9

Multi-client data library	81.7	91.9	77.5	55.2	23.8	10.1

Total assets	903.0	1,014.4	839.3	685.5	508.4	558.9

Total long-term debt(5)	248.8	279.5	251.8	156.5	95.2	99.9

Shareholders’ equity	411.9	462.8	320.7	269.5	166.9	205.7

Amounts in accordance with U.S. GAAP:

Total assets	897.2	1,008.0	839.3	685.5	508.4	558.9

Total long-term debt(5)	248.8	279.5	251.8	156.5	95.2	99.9

Shareholders’ equity	406.2	456.4	320.7	269.5	166.9	205.7

Other Historical Financial Data and Ratios:

Amounts derived from French GAAP data:

EBITDA(6)	168.7	189.5	146.7	33.9	112.2	132.2

Adjusted EBITDA(7)	178.5	200.5	150.5	37.6	107.4	134.9

Adjusted EBITDA/Net interest expense	8.7x	8.7x	9.5x	3.9x	21.5x	22.5x

Capital expenditures	49.0	55.0	39.5	57.1	89.1	62.9

Investments in multi-client data library	70.2	78.8	92.5	56.8	33.8	27.9

Ratio of earnings to fixed charges(8)	2.0x	2.0x	—	—	—	7.6x

Amounts derived from U.S. GAAP data:

EBITDA(6)	170.4	191.4	146.7	33.9	112.2	132.2

Operating Data (at end of period):

Land crews in operation	12	12	20	16	24	26

Streamers in operation	48	48	30	27	18	18

Data processing centers in operation	26	26	25	22	19	17

(1)	U.S. dollar amounts have been translated solely for the convenience of the reader as of and for the year ended December 31, 2001, at an exchange rate of €1.00 = U.S.$0.8901, the equivalent of the Noon Buying Rate in New York City for Euro on December 31, 2001.

(2)	Basic per share amounts have been calculated on the basis of 11,609,393 issued and outstanding shares in 2001, 9,389,214 issued and outstanding shares in 2000, 5,314,905 issued and outstanding shares in 1999, 5,069,948 issued and outstanding shares in 1998 and 4,605,471 issued and outstanding shares in 1997.

(3)	Diluted per share amounts have been calculated on the basis of 11,609,393 issued and outstanding shares in 2001, 9,485,053 issued and outstanding shares in 2000, 5,330,652 issued and outstanding shares in 1999, 5,226,115 issued and outstanding shares in 1998 and 4,751,468 issued and outstanding shares in 1997. In 2001, the effects of stock options were not dilutive (treasury stock method).

(4)	Consists of trade accounts and notes receivable, inventories and work-in-progress and other current assets less trade accounts and notes payable, accrued payroll costs, income tax payable, advance billings to customers and other current liabilities.

(5)	“Total long-term debt” means total long-term debt, including current maturities, capital leases and accrued interest.

(6)	“EBITDA” is defined as operating income (loss) excluding non-recurring revenues (expenses) plus depreciation and amortization. EBITDA is presented as additional information because we understand that it is one measure used by certain investors to determine our operating cash flow and historical ability to meet debt service and capital expenditure requirements. However, other companies may present EBITDA differently than we do. EBITDA is not a measure of financial performance under French GAAP or U.S. GAAP and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of our operating performance or any other measures of performance derived in accordance with French GAAP or U.S. GAAP.

(7)	“Adjusted EBITDA” is defined as operating income (loss) excluding non-recurring revenues (expenses) plus depreciation, amortization and additions (deductions) to valuation allowances of assets and add-back of dividends received from equity companies.

(8)	The term “earnings” is the amount of pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees, plus fixed charges, plus amortization of capitalized interest, plus distributed income to equity investees, plus the share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges, less interest capitalized, less preference security dividend requirements of consolidated subsidiaries, less the minority interest in pre-tax income of subsidiaries that have not incurred fixed charges. The term “fixed charges” means the sum of the following: (a) interest expensed or capitalized, (b) amortized premiums, discounts and capitalized expenses related to indebtedness, (c) an estimate of the interest within rental expense, and (d) preference security dividend requirements of consolidated subsidiaries. The term “preference security dividend” is the amount of pre-tax earnings that is required to pay the dividends on outstanding preference securities, computed as the amount of the dividend divided by one minus the effective income tax rate applicable to continuing operations. The deficiency of earnings to fixed charges was €7.6 million for the year ended December 31, 2000, €69.1 million for the year ended December 31, 1999 and €22.7 million for the year ended December 31, 1998.

RISK FACTORS

      Prior to making an investment decision, you should consider carefully the following risk factors, as well as the other information set forth in this prospectus.

Risks Related to our Business

We depend on capital expenditures by the oil and gas industry, and reductions in such expenditures have had, and may continue to have, a material adverse impact on our business.

      Demand for our products and services has historically been dependent upon the level of capital expenditures by oil and gas companies for exploration, production and development activities. These expenditures are significantly influenced by oil and gas prices. Oil and gas prices may fluctuate based on relatively minor changes in the supply and demand for oil and gas and certain other factors beyond our control. Lower or volatile oil and gas prices tend to limit the demand for our services and products.

      Factors affecting the prices of oil and gas include:

•	level of demand for oil and gas;

•	worldwide political, military and economic conditions, including the ability of the Organization of Petroleum Exporting Countries (OPEC) to set and maintain production levels and prices for oil;

•	level of oil and gas production;

•	policies of governments regarding the exploration for and production and development of oil and gas reserves in their territories; and

•	global weather conditions.

      The markets for oil and gas historically have been volatile and are likely to continue to be so in the future.

      Historically, there has been an average lag of six months between recovery in the market for petroleum products and implementation by oil companies of projects requiring seismic services. The significant decline in crude oil prices that began in 1998 caused a substantial decline in demand for our products and services in 1998 and 1999 and materially adversely affected our results of operations for 1998 and 1999. While oil and gas prices have risen since mid-1999, we did not experience a significant increase in demand for our products and services until the fourth quarter of 2000. Since then, demand for seismic services has gradually increased, despite the economic slowdown and lower energy demand of late 2001. Furthermore, the events of September 11, 2001 have created significant uncertainty in the current outlook. In addition to the human toll that was exacted, the events of September 11, 2001 have exacerbated a recent weakening in the global economy that could potentially have an adverse effect on our industry. The dynamics of the global oil and gas market could be further unsettled as the political reaction to September 11, 2001 may possibly affect the Middle Eastern producing region, an area in which we are particularly active. Any sustained effects on worldwide oil and gas demand and prices could reduce exploration and development activities and negatively affect our operations. We cannot assure you as to future oil and gas prices or the resulting level of industry spending for exploration, production and development activities.

We have had operating losses in the past and we cannot assure you that we will be profitable in the future.

      We have recorded net losses each year from 1998 to 2000. In 2001, we recorded a net income of approximately €16 million, marking a return to profitability. We have taken measures designed to respond to the circumstances existing in the industry underlying prior year losses; however, we cannot assure you that the implementation of these actions will be effective in maintaining profitability in future years.

We are subject to intense competition, which could limit our ability to maintain or increase our market share and to maintain our prices at profitable levels.

      Most of our contracts are obtained through a competitive bidding process, which is standard for the industry in which we operate. While no single company competes with us in all of our segments, we are subject to intense competition with respect to each of our segments. We compete with large, international companies as well as smaller, local companies. In addition, we compete with major service providers and government-sponsored enterprises and affiliates. Some of our competitors operate more data acquisition crews than we do and have substantially greater financial and other resources. In November 2001, Veritas DGC Inc. and Petroleum Geo-Services ASA, our two largest competitors after WesternGeco, announced their intention to merge to form a much larger competitor with greater resources generally. This follows an earlier consolidation in the industry when Schlumberger Ltd. and Baker Hughes Incorporated merged their geophysical activities in 2000 to form WesternGeco. These and other competitors may be better positioned to withstand and adjust more quickly to volatile market conditions, such as fluctuations in oil and gas prices and production levels, and changes in government regulations.

We rely on significant customers, so the loss of a single or a few customers could have a material adverse impact on our business.

      A relatively small number of clients account for a significant percentage of our revenues. During 2000, our two largest clients accounted for 8.3% and 8.0%, respectively, of our operating revenues. During 2001, our three largest clients accounted for 7.7%, 7.5% and 5.2% of our operating revenues, respectively. If we were to lose a substantial amount of the business of any of these clients, this could have a material adverse effect on our operating revenues.

Our debt agreements may limit our ability to respond to changes in market conditions or to pursue business opportunities.

      As of December 31, 2001, we had €280 million of long-term debt outstanding and total shareholders’ equity of €463 million. We may need to borrow additional amounts in the future to meet our anticipated working capital and capital expenditure needs. Our syndicated credit facility imposes operating and financial restrictions on our business. These provisions include limitations on our ratios of net debt to equity and net debt to EBITDA and require us to maintain minimum levels of net worth. In addition, certain of these provisions grant liens on our accounts receivable and those of our Sercel S.A. subsidiary. Our 10 5/8% senior notes also contain restrictive covenants, including restrictions on payments and investments, the incurrence of indebtedness, the creation of liens, the entry into sale and leaseback transactions, the issuance and sale of subsidiary stock and the payment of dividends and other payments by certain of our subsidiaries. Many of the restrictions contained in these covenants depend on our ability to meet certain ratios and tests with respect to consolidated interest coverage, total assets and net income. These provisions may negatively affect our ability to react to changes in market conditions, take advantage of business opportunities we believe to be desirable, obtain future financing, fund needed capital expenditures, significantly increase research and development expenditures, or withstand a continuing or future downturn in our business.

If we are unable to comply with the restrictions and covenants in our debt agreements, there could be a default under the terms of these agreements, which could result in an acceleration of payment of funds that we have borrowed.

      If we are unable to comply with the restrictions and covenants in our current or future debt agreements, there would be a default under the terms of these agreements. Our ability to meet our financial ratios and tests may be affected by events beyond our control. As a result, we cannot assure you that we will be able to meet these tests. In the event of a default under these agreements, our lenders could terminate their commitments to lend to us or accelerate the loans and declare all amounts borrowed due and payable. Borrowings under other debt instruments that contain cross-acceleration or cross-default provisions may also be accelerated and become due and payable. If any of these events occur, we cannot assure you that our assets would be sufficient to repay in full all of our indebtedness, including the notes, or that we would be able to find alternative financing. Even if we could obtain alternative financing, we cannot assure you that it would be on terms that are favorable or acceptable to us.

We invest significant amounts of money in acquiring and processing seismic data for multi-client surveys and for our data library without knowing precisely how much of the data we will be able to sell or when and at what price we will be able to sell the data.

      We invest significant amounts in acquiring and processing seismic data that we own. By making such investments, we assume the risk that:

•	we may not fully recover the costs of the data through future sales. The amounts of these data sales are uncertain and depend on a variety of factors. Many of these factors are beyond our control. In addition, the timing of these sales can vary greatly from period to period. Technological or regulatory changes or other developments could also adversely affect the value of the data;

•	the value of our multi-client data could be significantly adversely affected if any material adverse change occurred in the general prospects for oil and gas exploration, development and production activities in the areas where we acquire multi-client data; and

•	any reduction in the market value of such data will require us to write down its recorded value, which could have a significant adverse effect on our results of operations.

We have high levels of fixed costs that will be incurred regardless of our level of business activity.

      Our business has high fixed costs, and downtime or low productivity due to reduced demand, weather interruptions, equipment failures or other causes can result in significant operating losses.

Technological changes and new products and services are frequently introduced in our market, and our technology could be rendered obsolete by these introductions or we may not be able to develop and produce new and enhanced products on a cost-effective and timely basis.

      Technology changes rapidly, and new and enhanced products are frequently introduced in the market for our products and services, particularly in our equipment manufacturing and data processing and geoscience sectors. Our success depends to a significant extent upon our ability to develop and produce new and enhanced products and services on a cost-effective and timely basis in accordance with industry demands. While we commit substantial resources to research and development, we cannot assure you that we will not encounter resource constraints or technical or other difficulties that could delay our introduction of new and enhanced products and services in the future. In addition, our continuing development of new products inherently carries the risk of obsolescence with respect to our older products. We cannot assure you that new and enhanced products and services, if introduced, will gain market acceptance or will not be adversely affected by technological changes or product or service introductions.

We depend on attracting and retaining qualified employees to protect our business know-how.

      Our results of operations depend in part upon our business know-how. We believe that protection of our know-how depends in large part on our ability to attract and retain highly skilled and qualified personnel. Any inability of ours in the future to hire, train and retain a sufficient number of qualified employees could impair our ability to manage and maintain our business and to protect our know-how.

We depend on proprietary technology.

      Our results of operations depend in part upon our proprietary technology. We rely on a combination of patents, trademarks and trade secret laws to establish and protect our proprietary technology. In addition, we enter into confidentiality and license agreements with our employees, customers and potential customers and limit access to and distribution of our technology. However, we cannot assure you that actions we take to protect our proprietary rights will be adequate to deter the misappropriation or independent third party development of our technology. Although we have not been involved in any material litigation regarding our intellectual property rights or the possible infringement of intellectual property rights of others, we cannot assure you that such litigation will not be brought in the future. In addition, the laws of certain foreign countries do not protect proprietary rights to the same extent as either the laws of France or the laws of the United States.

We are subject to risks related to our international operations that could harm our business and results of operations.

      With operations worldwide, and with a majority of our revenues derived outside of the United States and Western Europe, including emerging markets, our business and results of operations are subject to various risks inherent in international operations. These risks include:

•	instability of foreign economies and governments;

•	risks of war, seizure, renegotiation or nullification of existing contracts; and

•	foreign exchange restrictions, laws and other policies affecting trade and investment.

      While we carry insurance against political risks associated with such operations, in amounts we consider appropriate in accordance with industry practices, we cannot assure you that we will not be subject to material adverse developments with respect to our international operations.

The nature of our business is subject to significant ongoing operating risks for which we may not have adequate insurance or for which we may not be able to procure adequate insurance on economical terms, if at all.

      Our seismic data acquisition activities, particularly in deepwater marine areas, are often conducted under harsh weather and other hazardous conditions and are subject to risks of loss from business interruption, delay or equipment destruction. We carry insurance against the destruction of or damage to our seismic equipment and against business interruption for our data processing activities in amounts we consider appropriate in accordance with industry practice. However, we cannot assure you that our insurance coverage will be adequate in all circumstances or against all hazards, or that we will be able to maintain adequate insurance coverage in the future at commercially reasonable rates or on acceptable terms.

Our results of operations can be significantly affected by currency fluctuations.

      Our operations can be significantly affected by fluctuations in exchange rates, particularly between the euro and the U.S. dollar. We incur a large portion of our operating expenses in currencies other than the currency in which corresponding net sales are generated. In particular, we incur substantial euro operating costs while a substantial majority of our net sales are U.S. dollar-denominated. Appreciation of the euro versus the U.S. dollar makes us less competitive, because our operating costs increase, while depreciation of the euro versus the U.S. dollar makes us more competitive. In addition, for financial reporting purposes, the appreciation of the euro against the U.S. dollar adversely affects our reported results of operations since U.S. dollar-denominated earnings that are converted to euro are stated at a reduced value. While we attempt to reduce the risks associated with such exchange rate fluctuations through our hedging policy, we cannot assure you that we will be effective or that fluctuations in the value of the currencies in which we operate will not materially affect our results in the future.

Our working capital needs are difficult to forecast and may be subject to significant and rapid increases which could result in additional financing requirements that we may not be able to obtain at all or on satisfactory terms.

      It is difficult for us to predict with certainty our working capital needs. This is due primarily to working capital requirements related to our marine seismic acquisition business and related to the development and introduction of new lines of geophysical equipment products. We may therefore be subject to significant and rapid increases in our working capital needs that we may have difficulty financing on satisfactory terms or at all due to limitations in our existing debt agreements.

Risks Related to the Notes

Your right to receive payments on the notes is effectively junior to some of our existing indebtedness and possibly all of our future borrowings.

      The notes effectively rank behind all of our secured indebtedness, to the extent of the assets which secure such indebtedness, and all of the indebtedness of our subsidiaries, including outstanding and any future borrowings under our syndicated credit facility. As a result, upon any distribution to our creditors or the creditors of our subsidiaries in a bankruptcy, liquidation or reorganization or similar proceeding relating to us, our subsidiaries or our respective property, the holders of our secured debt and any creditors of our subsidiaries that are not guarantors of the notes will be entitled to be paid in full in cash before any payment may be made with respect to the notes.

      In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us, our subsidiaries or our respective properties, holders of the notes will participate with our trade creditors and all other holders of our senior unsecured indebtedness in the assets remaining. In any of these cases, we may not have sufficient funds to pay all of our creditors, and holders of the notes may receive less, ratably, than the holders of secured debt.

Our substantial debt could adversely affect our financial health and prevent us from fulfilling our obligations under the notes.

      We have a significant amount of debt. As of December 31, 2001, our total consolidated long-term debt, consolidated total assets and shareholders’ equity were €280 million, €1.014 billion and €463 million, respectively. Although our ratio of earnings to fixed charges was 2.0 for the year ended December 31, 2001, earnings before fixed charges were inadequate to cover fixed charges by approximately €8 million for the year ended December 31, 2000. We cannot assure you we will be able to generate earnings to cover fixed charges in future years.

      Our substantial debt could have important consequences to you. For example, it could

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our businesses and the industries in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	limit, along with the financial and other restrictive covenants of our indebtedness, among other things, our ability to borrow additional funds.

      Failing to comply with restrictive covenants in our loan agreements or the indenture relating to our senior notes could result in an event of default that, if not cured or waived, could have a material adverse effect on us.

Despite current debt levels, we and our subsidiaries may still be able to incur substantially more debt.

      We and our subsidiaries may be able to incur substantial additional debt (including secured debt) in the future. As of December 31, 2001, we had €20 million (U.S.$18 million) outstanding borrowings under our syndicated credit facility and availability of U.S.$72 million under all credit facilities. If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we, and they, now face could intensify.

We will rely in part on our subsidiaries for funds necessary to meet our financial obligations, including the notes. Our subsidiaries are not obligated to repay and will not initially guarantee the notes.

      Although we are an operating company, we also conduct a significant proportion of our activities through our subsidiaries. We will depend in part on those subsidiaries for dividends and other payments to generate the funds necessary to meet our financial obligations, including the payment of principal and interest on the notes. We cannot assure you that the earnings from, or other available assets of, these operating subsidiaries, together with our own operations, will be sufficient to enable us to pay principal or interest on the notes when due.

      Our subsidiaries have no obligation to pay amounts due on the notes and will not initially guarantee the notes. As a result, the notes are effectively subordinated to existing and future third party indebtedness and other liabilities of those subsidiaries.

Although the occurrence of specific change of control events affecting us will permit you to require us to repurchase your notes, we may not be able to repurchase your notes.

      Upon the occurrence of specific change of control events affecting us, you will have the right to require us to repurchase your notes at 101% of their principal amount, plus accrued and unpaid interest and liquidated damages. Our ability to repurchase your notes upon such a change of control event would be limited by our access to funds at the time of the repurchase and the terms of our debt agreements. Upon a change of control event, we may be required immediately to repay the outstanding principal, any accrued interest on and any other amounts owed by us under our credit facilities. The source of funds for these repayments would be our available cash or cash generated from other sources. However, we cannot assure you that we will have sufficient funds available upon a change of control to make any required repurchases of tendered notes.

Insolvency laws in France could affect negatively your ability to enforce your rights under the notes.

      We are incorporated under the laws of France. Accordingly, any insolvency proceedings with respect to us or our French subsidiaries would proceed under the laws of France. French insolvency legislation generally favors the continuation of a business and protection of employment over payment of creditors.

      A company’s directors are required to petition for bankruptcy within 15 days of its becoming unable to pay its debts as they come due. Failure to do so subjects the directors to civil liability. A company’s creditors may also file a bankruptcy petition if the company becomes unable to pay its debts as they come due. The date on which the debtor became unable to pay its debts as they came due is deemed to be the date (the date of cessation des paiements) of the court order commencing bankruptcy proceedings (jugement d’ouverture). However, in the order commencing judicial reorganization or liquidation proceedings or in a subsequent order, a court may order that the date of cessation des paiements be deemed to be an earlier date of up to 18 months prior to the court order commencing proceedings. An administrator appointed by the court investigates the affairs of the debtor during an initial observation period (période d’observation) and makes proposals for its reorganization, sale or liquidation.

      The importance of the date of cessation des paiements is that it marks the beginning of the suspect period (période suspecte). Certain transactions made during the suspect period may be void or voidable.

      Void transactions include transactions or payments entered into during the suspect period which constitute voluntary preferences for the benefit of certain creditors to the detriment of other creditors. These include transfers of assets for no or nominal consideration (à titre gratuit), contracts under which the reciprocal obligations of the debtor significantly exceed those of the other party, payments on debts not due at the time of payment, payments of matured debts otherwise than through recognized means of payment (e.g. checks, promissory notes, cash), security granted for debts previously incurred, provisional measures unless the writ of attachment or seizure predates the date of suspension of payment.

      Voidable transactions include transfers of assets for no or nominal consideration (à titre gratuit) within six months prior to the commencement of the suspect period, and transactions or payments made when due after the date of suspension of payments if the party dealing with the debtor knew or should have known that it had suspended payment of its debts.

      As a general rule, creditors domiciled in France whose debts arose prior to the commencement of bankruptcy proceedings must file a claim with the creditors’ representative within two months of the publication of the court order in the Bulletin Obligatoire des Annonces Civiles et Commerciales. This period is extended to four months for creditors domiciled outside France. Creditors who have not submitted their claims during this period are barred from receiving distributions made in connection with the bankruptcy proceedings and their unasserted claims are extinguished.

      During the observation period, the debtor is prohibited from paying debts outstanding prior to the bankruptcy proceedings, subject to certain exceptions. During this period, creditors may not pursue any legal action against the debtor with respect to any claim arising prior to the commencement of the observation period if the objective of the legal action is:

•	to obtain an order for or payment of a sum of money by the debtor to the creditor;

•	to set aside a contract for non-payment of amounts owed by the debtor; or

•	to enforce the creditor’s rights against any asset of the debtor.

      Contractual provisions such as those contained in the indenture that would accelerate the payment of the debtor’s obligations upon the occurrence of a bankruptcy event are not enforceable under French law.

      An administrator may renounce or set aside executory contracts. If the administrator elects not to renounce a contract, the administrator must ensure that the debtor fully performs its post-petition contractual obligations.

      If the court orders a judicial reorganization, it can prohibit for a period of time the sale of an asset that it deems to be essential to the continued business of the debtor and can postpone the payment of debts owed by the debtor.

      French bankruptcy law assigns priority to the payment of certain creditors, including the employees, judicial expenses and new money creditors.

A trading market for the notes may not continue to exist.

      Although there has been an established trading market for the original notes, this market may cease to exist. The liquidity of any market for the notes will depend upon the number of holders of the notes, our performance, the market for similar securities, the interest of securities dealers in making a market in the notes and other factors.

OFFERING OF THE OUTSTANDING NOTES

      On February 8, 2002, we issued $55,000,000 aggregate principal amount of the outstanding notes to certain initial purchasers of those notes (the “Initial Purchasers”) at a price of 97.50% of the principal amount of those notes in a private transaction not registered under the Securities Act. The Initial Purchasers then offered and resold the outstanding notes outside the United States in reliance on Regulation S under the Securities Act and to qualified institutional buyers within the United States in reliance on Rule 144A under the Securities Act, at a price to such purchasers of 100% of the principal amount of those notes. We used the approximately $52.5 million of proceeds (after deducting the Initial Purchasers’ discounts) to repay approximately U.S.$22 million of indebtedness under our syndicated credit facility, which carries interest of 5.17% and expires in September 2004 and to repay approximately U.S.$10 million in other long-term revolving debt, with a weighted average interest rate of 8.50% and a weighted average maturity of three months. We intend to use the balance for general corporate purposes.

USE OF PROCEEDS

      We will not receive any cash proceeds from the issuance of the new notes. In consideration for issuing the new notes, we will receive in exchange a like principal amount of outstanding notes. The outstanding notes surrendered in exchange for the new notes will be retired and cancelled and cannot be reissued. Accordingly, issuance of the new notes will not result in any change in our capitalization.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

      We entered into a registration rights agreement with the initial purchasers of the outstanding notes in which we agreed to file a registration statement relating to an offer to exchange the outstanding notes for new notes. We also agreed to use our reasonable best efforts to complete that offer within 210 days after February 8, 2002. We are offering the new notes under this prospectus to satisfy those obligations under the registration rights agreement.

      Under the following circumstances, we will use our reasonable best efforts to cause the Commission to declare effective a shelf registration statement with respect to the resale of the outstanding notes and keep the shelf registration statement effective for up to two years after the date of issuance of the outstanding notes:

•	if any changes in law or applicable interpretations by the staff of the Commission do not permit us to effect the exchange offer as contemplated by the registration rights agreement; or

•	in certain limited circumstances, if any holder of the outstanding notes so requests.

      If we fail to comply with deadlines for registering the issuance of the new notes and completion of the exchange offer, we will be required to pay liquidated damages to holders of the outstanding notes. Please read the section captioned “Outstanding Notes Registration Rights Agreement” for more details regarding the registration rights agreement.

      To exchange an outstanding note for transferable new notes in the exchange offer, you will be required to make the following representations:

•	any new notes will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person to participate in the distribution of the new notes;

•	if you are not a broker-dealer, that you are not engaged in and do not intend to engage in the distribution of the new notes;

•	if you are a broker-dealer that will receive new notes for its own account in exchange for outstanding notes that were acquired as a result of market-making or other trading activities, that you will deliver a prospectus, as required by law, in connection with any resale of such new notes; and

•	you are not our “affiliate”, as defined in Rule 405 of the Securities Act, or if you are our affiliate, that you will comply with the applicable registration and prospectus delivery requirements of the Securities Act.

Resale of New Notes

      Based on interpretations of the Commission staff in no action letters issued to third parties, we believe that new notes issued under the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act if:

•	you are not our “affiliate” within the meaning of Rule 405 under the Securities Act;

•	any new notes will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person to participate in the distribution of the new notes; and

•	you have not engaged in and do not intend to engage in the distribution of the new notes.

      If you tender in the exchange offer with the intention of participating in any manner in a distribution of the new notes, you:

•	can not rely on such interpretations by the Commission staff; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

      Unless an exemption from registration is otherwise available, any security holder intending to distribute new notes should be covered by an effective registration statement under the Securities Act containing the selling securityholder’s information required by Item 507 of Regulation S-K under the Securities Act. This prospectus may be used for an offer to resell, resale or other retransfer of new notes only as specifically described in this prospectus. Only broker-dealers that acquired the outstanding notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives new notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of new notes. Please read the section captioned “Plan of Distribution” for more details regarding the transfer of new notes.

Terms of the Exchange Offer

      Upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal, we will accept for exchange any outstanding notes properly tendered and not withdrawn prior to the expiration date. We will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of outstanding notes surrendered under the exchange offer. Outstanding notes may be tendered only in integral multiples of $1,000.

      The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.

      As of the date of this prospectus, $55 million aggregate principal amount of the outstanding notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer.

      We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission. Outstanding notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture relating to the notes and the registration rights agreement.

      We will be deemed to have accepted for exchange properly tendered outstanding notes when we have given oral or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the registration rights agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes from us.

      If you tender outstanding notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes, with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important for noteholders to read the section entitled “— Fees and Expenses” for more details regarding fees and expenses incurred in the exchange offer.

      We will return any outstanding notes that we do not accept for exchange for any reason without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

Expiration Date

      The exchange offer will expire at 5:00 p.m., New York City time on        ●       , 2002, unless, in our sole discretion, we extend it.

Extensions, Delay in Acceptance, Termination or Amendment

      We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. We may delay acceptance of any outstanding notes by giving oral or written notice of such extension to their holders. During any such extensions, all outstanding notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange.

      In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify the registered holders of outstanding notes of the extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

      If any of the conditions described below under “— Conditions to the Exchange offer” have not been satisfied, we reserve the right, in our sole discretion, to delay accepting for exchange any outstanding notes or to extend the exchange offer or to terminate the exchange offer by giving oral or written notice of such delay, extension or termination to the exchange agent. Subject to the terms of the registration rights agreement, we also reserve the right to amend the terms of the exchange offer in any manner.

      Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders of outstanding notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement. The supplement will be distributed to the registered holders of the outstanding notes. Depending upon the significance of the amendment and the manner of disclosure to the registered holders, we will extend the exchange offer if the exchange offer would otherwise expire during such period.

Conditions to the Exchange Offer

      Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange any new notes for, any outstanding notes, and we may terminate the exchange offer as provided in this prospectus before accepting any outstanding notes for exchange, if in our reasonable judgment the exchange offer, or the making of any exchange by a holder of outstanding notes, would violate applicable law or any applicable interpretation of the staff of the Commission or any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgement, would reasonably be expected to impair our ability to proceed with the exchange offer.

      In addition, we will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us (1) the representations described under “— Purpose and Effect of the Exchange Offer,” “— Procedures for Tendering” and “Plan of Distribution” and (2) such other representations as may be reasonably necessary under applicable Commission rules, regulations or interpretations to make available to us an appropriate form for registration of the new notes under the Securities Act.

      We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions to the exchange offer specified above. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the outstanding notes as promptly as practicable.

      These conditions are for our sole benefit and we may assert them or waive them in whole or in part at any time or at various times in our sole discretion. If we fail at any time to exercise any of these rights, this failure will not mean that we have waived our rights. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

      In addition, we will not accept for exchange any outstanding notes tendered, and will not issue new notes in exchange for any such outstanding notes, if at such time any stop order has been threatened or is in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture relating to the notes under the Trust Indenture Act of 1939.

Procedures for Tendering

How to Tender Generally

      Only a holder of outstanding notes may tender such outstanding notes in the exchange offer. To tender in the exchange offer, a holder must:

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver such letter of transmittal or facsimile to the exchange agent prior to the expiration date; and

•	comply with the automated tender offer program procedures of DTC described below.

      In addition, either:

•	the exchange agent must receive outstanding notes along with the letter of transmittal;

•	the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of such outstanding notes into the exchange agent’s account at DTC according to the procedure for book-entry transfer described below or a properly transmitted agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below.

      To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at its address provided above under “Prospectus Summary — The Exchange Agent” prior to the expiration date.

      The tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

      The method of delivery of outstanding notes, the letter of transmittal and all other required documents to the exchange agent is at the holder’s election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, you should allow sufficient time to assure delivery to the exchange agent before the expiration date. You should not send the letter of transmittal or outstanding notes to us. You may request your brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for you.

How to Tender if You Are a Beneficial Owner

      If you beneficially own outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender these notes, you should contact the registered holder promptly and instruct it to tender on your behalf. If you are a beneficial owner and wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either:

•	make appropriate arrangements to register ownership of the outstanding notes in your name; or

•	obtain a properly completed bond power from the registered holder of outstanding notes.

      The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

Signatures and Signature Guarantees

      You must have signatures on a letter of transmittal or a notice of withdrawal described below guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act, that is a member of one of the recognized signature guarantee programs identified in the letter of transmittal, unless the outstanding notes are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution.

When You Need Endorsements or Bond Powers

      If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes, the outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the outstanding notes and a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution must guarantee the signature on the bond power.

      If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

Tendering Through DTC’s Automated Tender Offer Program

      The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s automated tender offer program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the outstanding notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent’s message to the exchange agent.

      The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

•	DTC has received an express acknowledgement from a participant in its automated tender offer program that is tendering outstanding notes that are the subject of such book-entry confirmation;

•	such participant has received and agrees to be bound by the terms of the letter of transmittal or, in the case of an agent’s message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

•	the agreement may be enforced against such participant.

Determinations Under the Exchange Offer

      We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes. Our determination will be final and binding. We reserve the absolute right to reject any outstanding notices not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of outstanding notes will not be deemed made until such defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

When we will issue New Notes

      In all cases, we will issue new notes for outstanding notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent’s account at DTC; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

Return of Outstanding Notes Not Accepted or Exchanged

      If we do not accept any tendered outstanding notes for exchange for any reason described in the terms and conditions of the exchange offer or if outstanding notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged outstanding notes will be returned without expense to their tendering holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described below, such non-exchanged outstanding notes will be credited to an account maintained with DTC. These actions will occur as promptly as practicable after the expiration or termination of the exchange offer.

Your Representations to Us

      By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	any new notes will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person to participate in the distribution of the new notes;

•	if you are not a broker-dealer, that you are not engaged in and do not intend to engage in the distribution of the new notes;

•	if you are a broker-dealer that will receive new notes for your own account in exchange for outstanding notes that were acquired as a result of market-making or other trading activities, that you will deliver a prospectus, as required by law, in connection with any resale of such new notes; and

•	you are not our “affiliate”, as defined in Rule 405 of the Securities Act, or, if you are our affiliate, that you will comply with the applicable registration and prospectus delivery requirements of the Securities Act.

Book-Entry Transfer

      The exchange agent will make a request to establish an account with respect to the outstanding notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution participating in DTC’s system may make book-entry delivery of outstanding notes by causing DTC to transfer such outstanding notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Holders of outstanding notes who are unable to deliver confirmation of the book-entry tender of their outstanding notes into the exchange agent’s account at DTC or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date must tender their outstanding notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

      If you wish to tender your outstanding notes but your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC’s automated tender offer program prior to the expiration date, you may tender if:

•	the tender is made through a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution;

•	prior to the expiration date, the exchange agent receives from such member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., commercial bank or trust company having an office or correspondent in the United States, or eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery or a properly transmitted agent’s message and notice of guaranteed delivery:

•	setting forth your name and address, the registered number(s) of your outstanding notes and the principal amount of outstanding notes tendered;

•	stating that the tender is being made thereby;

•	guaranteeing that, within three (3) New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof, together with the outstanding notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent; and

•	the exchange agent receives such properly completed and executed letter of transmittal or facsimile thereof, as well as all tendered outstanding notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three (3) New York Stock Exchange trading days after the expiration date.

      Upon request to the exchange agent, a notice of guaranteed delivery will be sent to you if you wish to tender your outstanding notes according to the guaranteed delivery procedures described above.

Withdrawal of Tenders

      Except as otherwise provided in this prospectus, you may withdraw your tender at any time prior to 5:00 p.m., New York City time, on the expiration date.

      For a withdrawal to be effective:

•	the exchange agent must receive a written notice of withdrawal at one of the addresses listed above under “Prospectus Summary — The Exchange Agent”; or

•	you must comply with the appropriate procedures of DTC’s automated tender offer program system.

      Any notice of withdrawal must:

•	specify the name of the person who tendered the outstanding notes to be withdrawn; and

•	identify the outstanding notes to be withdrawn, including the principal amount of such outstanding notes.

      If outstanding notes have been tendered under the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of DTC.

      We will determine all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal, and our determination shall be final and binding on all parties. We will deem any outstanding notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

      Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described above, such outstanding notices will be credited to an account maintained with DTC for the outstanding notes. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn outstanding notes by following one of the procedures described under “— Procedures for Tendering” above at any time on or prior to the expiration date.

Fees and Expenses

      We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitation by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

      We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

      We will pay the cash expenses to be incurred in connection with the exchange offer. They include:

•	Commission registration fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees and printing costs; and

•	related fees and expenses.

      We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered;

•	tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer.

      If satisfactory evidence of payment of any transfer taxes payable by a note holder is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to that tendering holder.

Transfer Taxes

      If you tender your outstanding notes for exchange, you will not be required to pay any transfer taxes. However, if you instruct us to register new notes in the name of, or request that outstanding notes not tendered or not accepted in the exchange offer be returned to, a person other than you, in your capacity as the registered tendering holder, you will be required to pay any applicable transfer tax.

Consequences of Failure to Exchange

      If you do not exchange your outstanding notes for new notes under the exchange offer, you will remain subject to the existing restrictions on transfer of the outstanding notes.

      In general, you may not offer or sell the outstanding notes unless they are registered under the Securities Act or the offer or sale is exempt from registration under the Securities Act and applicable state securities laws.

Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act. Based on interpretations of the Commission staff, you may offer for resale, resell or otherwise transfer new notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, if (1) you are not our “affiliate” within the meaning of Rule 405 under the Securities Act; (2) any new notes will be acquired in the ordinary course of your business; (3) you have no arrangement or understanding with any person to participate in the distribution of the new notes; and (4) you are not engaged in and do not intend to engage in the distribution of the new notes. If you tender in the exchange offer with the intention of participating in any manner in a distribution of the new notes, you:

•	cannot rely on the applicable interpretations of the Commission; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Accounting Treatment

      We will record the new notes in our accounting records at the same carrying value as the outstanding notes, which is the aggregate principal amount as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer. We will record the expenses of the exchange offer as incurred.

Other

      Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

      We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

DESCRIPTION OF THE NOTES

General

      You can find the definitions of certain terms used in this description under the subheading “— Certain Definitions.” In this “Description of the Notes”, the word “Company” refers only to Compagnie Générale de Géophysique, S.A., and not to any of its subsidiaries.

      The outstanding notes were issued on February 8, 2002 in an aggregate principal amount of U.S.$55,000,000 (the “Offered Notes”), and an equal aggregate principal amount of new notes (the “Exchange Notes”) may be issued in exchange for the Offered Notes in connection with the exchange offer contemplated by this prospectus (the “Exchange Offer”). The Company issued U.S.$170,000,000 aggregate principal amount of 10 5/8% Senior Notes due 2007 pursuant to the indenture on the Issue Date (the “Original Notes”) and exchanged identical Notes registered under the Securities Act and issued pursuant to the indenture (the “Original Exchange Notes”) for all of the Original Notes in connection with an exchange offer that was completed on May 4, 2001, as a result of which none of the Original Notes is outstanding.

      The Original Exchange Notes and the Offered Notes were, and the Exchange Notes will be, issued pursuant to the indenture dated as of November 22, 2000 among the Company, any Guarantors and JPMorgan Chase Bank, as trustee (the “Trustee”). The indenture provides the Company the flexibility of issuing additional notes in the future in an unlimited amount; however, any issuance of such additional notes would be subject to the covenant described under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Disqualified Stock”. The Original Exchange Notes, the Offered Notes, the Exchange Notes and any such additional notes are collectively referred to as the “Notes” in this “Description of the Notes.” The terms of the Notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

      The following description is a summary of the material provisions of the indenture and the registration rights agreement. It does not restate those agreements in their entirety. We urge you to read the indenture and the registration rights agreement because they, and not this description, will define your rights as holders of the Notes. We have filed a copy of the indenture as an exhibit to the registration statement which includes this prospectus.

      If the Exchange Offer is consummated, holders of Offered Notes who do not exchange those notes for Exchange Notes in the Exchange Offer will vote together with holders of Exchange Notes and Original Exchange Notes for all relevant purposes under the indenture. In that regard, the indenture requires that certain actions by the holders thereunder, including acceleration following an Event of Default, must be taken, and certain rights must be exercised, by specified minimum percentages of the aggregate principal amount of the outstanding securities issued under the indenture. In determining whether holders of the requisite percentage in principal amount have given any notice, consent or waiver or taken any other action permitted under the indenture, any Offered Notes that remain outstanding after the Exchange Offer will be aggregated with the Exchange Notes, and Original Exchange Notes and the holders of such Offered Notes, the Exchange Notes and the Original Exchange Notes will vote together as a single series for all such purposes. Accordingly, all references herein to specified percentages in aggregate principal amount of the Notes outstanding shall be deemed to mean, at any time after the Exchange Offer is consummated, such percentages in aggregate principal amount of Offered Notes, Exchange Notes and Original Exchange Notes then outstanding.

      Copies of the indenture and the registration rights agreement are available for inspection during normal business hours at the office of the Company referred to under “— Additional Information,” at the corporate trust office of the Trustee at 600 Travis Street, Suite 1150, Houston, Texas 77002, and at the specified office of each Paying Agent, including, for so long as the Notes are listed on the Luxembourg Stock Exchange, at the specified office of the Paying Agent in Luxembourg. Holders of the Notes are entitled to the benefit of, are bound by, and are deemed to have notice of, all the provisions of the indenture and the registration rights agreement, as applicable.

Brief Description of the Notes

      The Notes:

•	are general unsecured obligations of the Company;

•	rank equally in right of payment to all current and future senior indebtedness of the Company, except for any liabilities preferred by law; and

•	rank senior in right of payment to any subordinated indebtedness that the Company may incur in the future.

      None of the Subsidiaries of the Company currently guarantees the Notes. However, in the future under certain circumstances the Notes will be unconditionally guaranteed (the “Subsidiary Guarantees”) on a senior unsecured basis by certain of the Company’s Restricted Subsidiaries (the “Guarantors”). Holders of secured indebtedness of the Company and any Guarantors, including loans under the Credit Facilities, will have claims with respect to the assets constituting collateral for such secured indebtedness that are superior to the claims of the holders of the Notes. Accordingly, the Notes and any Subsidiary Guarantees will be effectively subordinated to claims of secured creditors of the Company and any Guarantors to the extent of such collateral. See “Risk Factors — Effective Subordination.”

      Any Offered Notes that remain outstanding after the completion of the Exchange Offer, together with the Exchange Notes issued in connection with the Exchange Offer and the Original Exchange Notes, will be treated as a single class of securities under the indenture.

      As of the date of the indenture, all of the Company’s Subsidiaries were Restricted Subsidiaries and, as of the date hereof, all of the Company’s Subsidiaries remain Restricted Subsidiaries. Under certain circumstances, the Company will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to the restrictive covenants set forth in the indenture and will not guarantee the Notes.

      Whenever the covenants or default provisions or definitions in the indenture refer to an amount in U.S. dollars, that amount will be deemed to refer to the U.S. Dollar Equivalent of the amount of any obligation denominated in any other currency or currencies, including composite currencies.

      The U.S. Dollar Equivalent of euros or any other determination of U.S. Dollar Equivalent for any purpose under the indenture will be determined as of a date of determination as described in the definition of “U.S. Dollar Equivalent” under “— Certain Definitions” and, in any case, no subsequent change in the U.S. Dollar Equivalent after the applicable date of determination will cause such determination to be modified.

Principal, Maturity and Interest

      The Exchange Notes will be limited in aggregate principal amount to $55,000,000 and will mature on November 15, 2007. Interest on the Exchange Notes will accrue at the rate of 10.625% per annum and will be payable semi-annually in arrears on May 15 and November 15 of each year, commencing on November 15, 2002 to holders of record on the immediately preceding May 1 and November 1. Interest on the Exchange Notes will accrue from the most recent date to which interest has been paid on the Offered Notes exchanged therefor or, if no interest has been paid in respect of the Offered Notes, from November 15, 2001. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Payment and Paying Agents

      Principal of and premium, interest and Liquidated Damages (as defined under “— Registration Rights; Liquidated Damages” below), if any, on the Notes will be payable in U.S. dollars at the office or agency of the Company maintained for such purpose in the continental United States and, subject to any fiscal or other laws and regulations applicable thereto, at the specified offices of any other Paying Agent appointed by the Company for such purpose, or, at the option of the Company, payment of interest and Liquidated Damages, if any, may be made by check mailed to holders of the Notes at their respective addresses set forth in the register of holders;

provided, however, that all payments with respect to Notes the holders of which have given wire transfer instructions to the Company or a Paying Agent will be required to be made by wire transfer of immediately available funds to the accounts specified by the holders thereof. The principal of the Notes will be payable only upon surrender of any Note at the Corporate Trust Office of the Trustee or at the specified offices of any other Paying Agent.

      If the due date for payment of the principal in respect of any Note is not a business day at the place in which it is presented for payment, the holder thereof will not be entitled to payment of the amount due until the next succeeding business day at such place and will not be entitled to any further interest or other payment in respect of any such delay.

      The indenture provides that any money deposited with the Trustee or any Paying Agent in trust for the payment of the principal of, premium, if any, interest or Liquidated Damages, if any, on any Note and remaining unclaimed for two years after such principal, premium, if any, interest or Liquidated Damages, if any, have become due and payable will be paid to the Company, and will be discharged from such trust; and the holder of such Note will thereafter, as an unsecured general creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such money will thereupon cease.

      The Corporate Trust Office of the Trustee in Dallas, Texas will initially be designated as the Company’s Paying Agent for payments with respect to the Notes. So long as the Notes are listed on the Luxembourg Stock Exchange and the rules of such stock exchange shall so require, the Company will maintain a Paying Agent in Luxembourg Dexia. Banque Internationale à Luxembourg will initially be designated as the Company’s Paying Agent in Luxembourg and as the Company’s agent where Notes may be surrendered for registration of transfer and exchange. The Company may at any time designate one or more additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that the Company will be required to maintain a Paying Agent in the continental United States. The Company will give notice to each holder of Notes, in the manner described under “— Notices” below, of any change in the Paying Agents.

Subsidiary Guarantees

      Initially, there will be no Guarantors. However, the Company’s payment obligations under the Notes will be jointly and severally guaranteed in the future by certain of the Company’s Restricted Subsidiaries under the circumstances described under “— Certain Covenants — Guarantees of Company Indebtedness by Restricted Subsidiaries.” The obligations of each Guarantor under its Subsidiary Guarantee will be general unsecured obligations of such Guarantor, ranking pari passu in right of payment with all other senior indebtedness of such Guarantor and senior in right of payment to any subordinated indebtedness of such Guarantor.

      The indenture provides that the obligations of each Guarantor under its Subsidiary Guarantee will be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under bankruptcy, fraudulent conveyance and fraudulent transfer and similar laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Subsidiary Guarantee, result in the obligations of such Guarantor under its Subsidiary Guarantee not constituting a fraudulent transfer or conveyance. In addition, the obligations of each Guarantor under its Subsidiary Guarantee shall be limited to the extent required by applicable law.

      The indenture provides that, for so long as a Restricted Subsidiary provides a Subsidiary Guarantee pursuant to the terms of the indenture, such Guarantor may not consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person (other than the Company or another Guarantor), unless:

(a)	subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) shall execute a Subsidiary Guarantee and deliver an Opinion of Counsel in accordance with the terms of the indenture;

(b)	immediately after giving effect to such transaction, no Default or Event of Default exists;

(c)	such Guarantor, or any Person formed by or surviving any such consolidation or merger, would have a Consolidated Net Worth (immediately after giving effect to such transaction) equal to or greater than the Consolidated Net Worth of such Guarantor immediately preceding the transaction; and

(d)	the Company would be permitted by virtue of the Company’s pro forma Consolidated Interest Coverage Ratio, immediately after giving effect to such transaction, to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Interest Coverage Ratio test set forth in the covenant described below the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Disqualified Stock.”

      The indenture provides that, in the event of a sale or other disposition (including by way of merger or consolidation) of all or substantially all of the assets or all of the Capital Stock of any Guarantor, then such Guarantor will be released and relieved of any obligations under its Subsidiary Guarantee and the indenture; provided, however, that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture. See “— Put Option of Holders — Asset Sales.” A Guarantor will likewise be released and relieved of its obligations upon the release of any guarantee of Indebtedness of the Company that required such Guarantor to guarantee the Notes pursuant to the covenant described below under “— Certain Covenants — Guarantees of Company Indebtedness by Restricted Subsidiaries.” In addition, the indenture provides that, in the event the Board of Directors designates a Guarantor to be an Unrestricted Subsidiary, then such Guarantor will be released and relieved of any obligations under its Subsidiary Guarantee and the indenture, provided that such designation is conducted in accordance with the applicable provisions of the indenture.

Optional Redemption

      At any time prior to November 15, 2004, the Company may redeem the Notes at its option, in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued and unpaid interest and Liquidated Damages, if any, to, the date of redemption.

      The Notes will also be redeemable at the Company’s option on or after November 15, 2004, in whole or in part, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the applicable redemption date, if redeemed during the 12-month period beginning on November 15 of the years indicated below:

Year	Percentage

2004	105.3125

2005	102.6563

2006 and thereafter	100.0000

      Further, prior to November 15, 2003, the Company may redeem on any one or more occasions Notes (including Exchange Notes) representing up to 35% of the sum of the aggregate principal amount of the Original Exchange Notes and the Offered Notes plus any other Notes originally issued under the indenture after the Issue Date (but excluding for this purpose any Exchange Notes) at a redemption price of 110.625% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the redemption date, with the net cash proceeds of one or more Qualified Equity Offerings, provided that (a) Notes (including Exchange Notes) representing at least 65% of the sum of the aggregate principal amount of the Original Exchange Notes and the Offered Notes plus any other Notes originally issued under the indenture after the Issue Date (but excluding for this purpose any Exchange Notes) remain outstanding immediately after the occurrence of each such redemption and (b) such redemption occurs within 90 days of the date of the closing of each such Qualified Equity Offering.

Selection and Notice

      If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption as follows:

(a)	if the Notes are listed, in compliance with the requirements of the principal securities exchange on which the Notes are listed; or

(b)	if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

      No Notes of $1,000 or less shall be redeemed in part.

      Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. For so long as the Notes are listed on the Luxembourg Stock Exchange and for so long as the rules of such exchange require, notices of redemption will be published once by the Trustee, not less than five business days prior to the redemption date, in a newspaper having general circulation in Luxembourg, which is expected to be the Luxemburger Wort, or if such newspaper ceases to be published or timely publication in it will not be practicable, in such other newspaper as the Trustee deems necessary to give fair and reasonable notice to the Noteholders.

      Notices of redemption may not be conditional.

      If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the holder thereof upon surrender of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest will cease to accrue on Notes or portions of them called for redemption.

Redemption for Taxation Reasons

      The indenture provides that the Company may at any time redeem, in whole but not in part, the outstanding Notes at a redemption price of 100% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of redemption if it has become or would become obligated to pay any Additional Amounts in respect of the Notes as a result of:

(a)	(1) any change in or amendment to the laws or treaties (or regulations or rulings promulgated thereunder) of the Republic of France or (in the circumstances described in the final paragraph of “— Additional Amounts” below) any relevant Territory or any political subdivision or authority or agency thereof or therein having the power to tax or (2) any change in or amendment to any official position regarding the application or interpretation of such laws, treaties, regulations or rulings, which change or amendment is announced or is effective on or after the date of the indenture; and

(b)	such obligation cannot be avoided by the Company taking reasonable measures available to it.

      Notwithstanding the preceding, no notice of redemption will be given earlier than 60 days prior to the earliest date on which the Company could be obligated to pay such Additional Amounts if a payment in respect of the Notes was then due. Prior to giving notice of any such redemption, the Company will deliver to the Trustee (y) an Officers’ Certificate stating that the obligation to pay Additional Amounts cannot be avoided by the Company’s taking reasonable measures available to it and (z) a written opinion of an independent legal counsel to the Company to the effect that the circumstances referred to above exist.

Additional Amounts

      The indenture provides that payments made by or on behalf of the Company under or with respect to the Notes will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, interest, assessment or other governmental charge imposed or levied by or on behalf of the Republic of France or any political subdivision or authority or agency therein or thereof having power to tax (“Taxes”), unless the Company (or any Paying Agent) is required to withhold or deduct Taxes under French law or by the interpretation or administration thereof by the relevant taxing authority. If the Company (or any Paying Agent) is so required to withhold or deduct any amount for or on account of Taxes from any payment made under or with respect to the Notes, the Company (and each Paying Agent) will pay to each holder of the Notes that are outstanding on the date of the required payment, such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by such holder (including the Additional Amounts) after such withholding or deduction will not be less than the amount such holder would have received if such Taxes had not been withheld or deducted, provided that no Additional Amounts will be payable with respect to any Note:

(a)	surrendered by the holder thereof for payment of principal more than 30 days after the later of (1) the date on which such payment first became due and (2) if the full amount payable has not been received by or on behalf of the relevant holder on or prior to such due date, the date on which, the full amount having been so received, notice to that effect shall have been given to the holders by the Trustee, except to the extent that the holder would have been entitled to such Additional Amounts on surrendering such Note for payment on the last day of the applicable 30-day period;

(b)	if any tax, assessment or other governmental charge is imposed or withheld by reason of the failure to comply by the holder or, if different, the beneficial owner (ayant-droit) of the interest payable on the Note with a request addressed to such holder or beneficial owner to provide information, documents or other evidence concerning the nationality, residence, identity or connection with the Republic of France or any relevant jurisdiction of such holder or beneficial owner which is required or imposed by a statute, treaty, regulation or administrative practice of the Republic of France as a precondition to exemption from all or part of such tax, assessment or governmental charge;

(c)	held by or on behalf of a holder who is liable for Taxes, in respect of such Note by reason of having some connection with the Republic of France (or any political subdivision or authority or agency therein or thereof) other than the mere purchase, holding or disposition of any Note, or the receipt of principal or interest in respect thereof, including, without limitation, such holder being or having been a citizen or resident thereof or being or having been present or engaged in a trade or business therein or having had a permanent establishment therein;

(d)	on account of any estate, inheritance, gift, sale, transfer, personal property or other similar tax, assessment or other governmental charge;

(e)	except in the case of the winding up of the Company, any Note surrendered for payment in the Republic of France; or

(f)	as a result of any combination of (a), (b), (c), (d) or (e) or with respect to any payment of the principal of, or any interest on, any Note to any holder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent that a beneficiary or settlor or beneficial owner would not have been entitled to any Additional Amounts had such beneficiary or settlor or beneficial owner been the holder.

      The Company will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. The Company will furnish, within 60 days after the date the payment of any Taxes is due pursuant to applicable law, to the Trustee, copies of tax receipts (to the extent received from the relevant tax authorities in the usual course or as generally provided) evidencing that such payment has been made by the Company. The Trustee will make such evidence available to the holders upon request.

      At least 30 days prior to each date on which any payment under or with respect to the Notes is due and payable, if the Company becomes obligated to pay Additional Amounts with respect to such payment, the Company will deliver to each Paying Agent an Officers’ Certificate stating the fact that such Additional Amounts will be payable, and the amount so payable and will set forth such other information as necessary to enable such Paying Agent to pay such Additional Amounts to the holders of the Notes on the payment date. Whenever in the indenture or this prospectus there is mentioned, in any context, (a) the payment of principal (and premium, if any), (b) purchase prices in connection with a purchase of the Notes, (c) interest or (d) any other amount payable on or with respect to any of the Notes, such mention is deemed to include mention of the payment of Additional Amounts provided for in this section to the extent, that, in such context, Additional Amounts are, were or would be payable in respect thereof.

      The Company will pay any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies that arise in the United States, the Republic of France or in any jurisdiction in which a Paying Agent is located from the initial issue or registration of the Notes.

      The obligations of the Company described in this “— Additional Amounts” section will survive the satisfaction and discharge of the indenture.

      If payments under or with respect of the Notes by the Company become subject generally to the taxing jurisdiction of any Territory or any political subdivision or authority or agency thereof or therein having power to tax, other than or in addition to the Republic of France or any such political subdivision or any such authority or agency therein or thereof, immediately upon becoming aware thereof the Company will notify the Trustee of such event, and the Company will pay Additional Amounts in respect thereof on terms corresponding to the terms of the foregoing provisions of this “— Additional Amounts” section with the substitution for (or, as the case may be, in addition to) the references herein to the Republic of France or any political subdivision or any authority or agency therein or thereof having power to tax of references to that other or additional Territory or any political subdivision or any authority or agency therein or thereof having power to tax to whose taxing jurisdiction such payments shall have become subject as aforesaid. The term “Territory” means for this purpose any jurisdiction in which the Company is incorporated or in which the Company has its place of central management or central control.

Mandatory Redemption

      Except as set forth below under “— Put Option of Holders,” the Company will not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

Put Option of Holders

Change of Control

      The indenture provides that, upon the occurrence of a Change of Control, each holder will have the right to require the Company to purchase all or any portion (equal to $1,000 or an integral multiple thereof) of the holder’s Notes, pursuant to the offer described below (the “Change of Control Offer”), at a purchase price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase (the “Change of Control Payment”).

      Within 30 days following a Change of Control, the Company will give notice to each holder of Notes, in the manner described under “— Notices” below, and the Trustee describing the transaction that constitutes the Change of Control and offering to purchase the Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is given (the “Change of Control Payment Date”), pursuant to the procedures required by the indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the purchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such conflict.

      On or before the Change of Control Payment Date, the Company will, to the extent lawful,

(a)	accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(b)	deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(c)	deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of the Notes or portions thereof being purchased by the Company.

      The Paying Agent will promptly deliver to each holder of the Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided, however, that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

      Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the Notes to require that the Company purchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction. In addition, the Company could enter into certain transactions, including acquisitions, refinancing or other recapitalizations, that could affect the Company’s capital structure or the value of the Notes, but that would not constitute a Change of Control. The occurrence of a Change of Control may result in a default under instruments governing other senior indebtedness of the Company and give the lenders thereunder the right to require the Company to repay all outstanding obligations thereunder. The Company’s ability to purchase the Notes following a Change of Control may also be limited by the Company’s then existing financial resources. Should a Change of Control occur at a time when the Company lacks sufficient funds to make the Change of Control Payments or is prohibited from purchasing the Notes under instruments governing other senior indebtedness (and the Company is unable to obtain the consent of the holders of such senior indebtedness or to prepay such senior indebtedness), an Event of Default would occur under the indenture. See “— Events of Default and Remedies.”

      The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the indenture are applicable. The Company will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

      A “Change of Control” will be deemed to have occurred upon the occurrence of any of the following:

(a)	the sale, lease, transfer, conveyance or other disposition (other than by merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries, taken as a whole;

(b)	the adoption, by holders of Capital Stock of the Company, of a voluntary plan relating to the liquidation or dissolution of the Company;

(c)	the consummation of any transaction (including, without limitation, any merger or consolidation, but excluding the vesting of double voting rights with respect to any Voting Stock of the Company beneficially owned on the Issue Date, directly or indirectly, by ISIS, The Beacon Group or Total Chimie) the result of which is that any “person” (as such term is used in Section 13(d) (3) of the Exchange Act) becomes the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly through one or more intermediaries, of more than 50% of the voting power of the outstanding Voting Stock of the Company (provided that any two or more of ISIS, The Beacon Group and Total Chimie may own up to 75% of such voting power without such ownership constituting a Change of Control); or

(d)	the first day on which more than a majority of the members of the Board of Directors are not Continuing Directors;

provided, however, that a transaction in which the Company becomes a Subsidiary of another Person (other than a Person that is an individual) shall not constitute a Change of Control if (1) the shareholders of the Company immediately prior to such transaction “beneficially own” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly through one or more intermediaries, at least a majority of the voting power of the outstanding Voting Stock of such other Person immediately following the consummation of such transaction and (2) immediately following the consummation of such transaction, no “person” (as such term is defined above), other than such other Person (but including the holders of the Equity Interests of such other

Person), “beneficially owns” (as such term is defined above), directly or indirectly through one or more intermediaries, more than 50% of the voting power of the outstanding Voting Stock of the Company. References in this definition to “ISIS”, “The Beacon Group” and “Total Chimie” will be construed as references to them or to Persons controlled by them or under common control with them.

      “Continuing Directors” means, as of any date of determination, any member of the Board of Directors who (a) was a member of the Board of Directors on the Issue Date or (b) was nominated for election to the Board of Directors with the approval of, or whose election to the Board of Directors was ratified by, at least a majority of the members of the Board of Directors who were members of the Board of Directors on the Issue Date or who were so elected to the Board of Directors thereafter.

      The definition of Change of Control includes an event by which the Company sells, leases, transfers, conveys or otherwise disposes of all or substantially all of the properties or assets of the Company and its Subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the properties or assets of the Company and its Subsidiaries, taken as a whole, may be uncertain.

Asset Sales

      The indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale (excluding for this purpose an Event of Loss) unless:

(a)	the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in accordance with the definition of such term, the results of which determination shall be set forth in an Officers’ Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and

(b)	at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents;

provided, however, that the amount of (1) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or such Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability and (2) any securities, notes or other obligations received by the Company or such Restricted Subsidiary from such transferee that are converted within thirty business days by the Company or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion) shall be deemed to be cash for purposes of this provision.

      Within 365 days after the receipt of any Net Proceeds from an Asset Sale (including, without limitation, any Event of Loss), the Company or any such Restricted Subsidiary may apply such Net Proceeds to (a) permanently repay the principal of any Indebtedness of the Company ranking in right of payment at least pari passu with the Notes or any Indebtedness of such Restricted Subsidiary (provided that if such Restricted Subsidiary is a Guarantor, then such Indebtedness shall rank in right of payment at least pari passu with its Subsidiary Guarantee) or (b) acquire (including by way of a purchase of assets or a majority of the Voting Stock of a Person, by merger, by consolidation or otherwise) Strategic Assets, provided that if the Company or such Restricted Subsidiary enters into a binding agreement to acquire such Strategic Assets within such 365-day period, but the consummation of the transactions under such agreement has not occurred within such 365-day period and such agreement has not been terminated, then such 365-day period will be extended by 90 days to permit such consummation. If such consummation does not occur, or such agreement is terminated within such 90-day extension period, then the Company may apply, or cause such Restricted Subsidiary to apply, within 90 days after the end of such initial 90-day extension period or the effective date of such termination, whichever is earlier, such Net Proceeds as provided in clauses (a) and (b) of this paragraph. Pending the final application of any such Net Proceeds, the Company or any such Restricted Subsidiary may temporarily reduce outstanding revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in clauses (a) and (b) of this paragraph will be deemed to constitute “Excess Proceeds.”

      When the aggregate amount of Excess Proceeds exceeds $10,000,000, the Company will be required to make an offer to all holders of the Notes (an “Asset Sale Offer”) to purchase the maximum principal amount of the Notes that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase, in accordance with the procedures set forth in the indenture; provided, however, that, if the Company is required to apply such Excess Proceeds to purchase, or to offer to purchase, any Pari Passu Indebtedness, the Company shall only be required to offer to purchase the maximum principal amount of the Notes that may be purchased out of the amount of such Excess Proceeds multiplied by a fraction, the numerator of which is the aggregate principal amount of the Notes outstanding and the denominator of which is the aggregate principal amount of the Notes outstanding plus the aggregate principal amount of Pari Passu Indebtedness outstanding. To the extent that the aggregate principal amount of the Notes tendered pursuant to an Asset Sale Offer is less than the amount that the Company is required to purchase, the Company may use any remaining Excess Proceeds for general corporate purposes in any manner not prohibited by the indenture. If the aggregate principal amount of the Notes surrendered by holders thereof exceeds the amount that the Company is required to purchase, the Trustee shall select the Notes to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

      The Company will not, and will not permit any Restricted Subsidiary to, enter into or suffer to exist any agreement (other than any agreement governing the Company’s or any Restricted Subsidiary’s Credit Facilities) that would place any restriction of any kind (other than pursuant to law or regulation) on the ability of the Company to make an Asset Sale Offer. The agreements governing the Company’s Credit Facilities may contain prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale. In addition, the exercise by the holders of Notes of their right to require the Company to repurchase the Notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on the Company. Finally, the Company’s ability to pay cash to the holders of Notes upon a repurchase may be limited by the Company’s then existing financial resources. See “Risk Factors — Risks Related to the Notes.”

      The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the purchase of the Notes as a result of an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

Certain Covenants

Restricted Payments

      The indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(a)	purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any of its Restricted Subsidiaries (other than any such Equity Interests owned by the Company or any Wholly Owned Restricted Subsidiary of the Company);

(b)	make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness that is subordinated in right of payment to the Notes or any Subsidiary Guarantees, except a payment of interest or principal at Stated Maturity; or

(c)	make any Restricted Investment

(all such payments and other actions set forth in clauses (a) through (c) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1)	no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(2)	the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Interest Coverage Ratio test set forth in the first paragraph of the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Disqualified Stock;” and

(3)	such Restricted Payment, together with (x) the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the indenture (excluding Restricted Payments permitted by clauses (b) through (d), but including Restricted Payments permitted by clauses (a), (e) and (f) of the next succeeding paragraph), and (y) the aggregate amount of all dividends and other payments or distributions paid subsequent to the Issue Date on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any such payment in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of the Company’s Equity Interests in their capacity as such (other than (i) dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company, (ii) dividends or distributions payable to the Company or any of its Restricted Subsidiaries or (iii) if the Restricted Subsidiary making such dividend is not a Wholly Owned Restricted Subsidiary, dividends to its shareholders on a pro rata basis), is less than the sum (without duplication) of the following:

(A)	50% of the cumulative Consolidated Net Income of the Company for the period (taken as one accounting period) from October 1, 2000 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(B)	100% of the aggregate of (1) the net cash proceeds and (2) the fair market value of Strategic Assets transferred or conveyed to the Company (as valued at the time of transfer or conveyance to the Company, and as determined in the manner contemplated by the definition of the term “fair market value”), in each case received by the Company since the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issuance or sale of Disqualified Stock or debt securities of the Company that have been converted into, or exchanged or redeemed for, such Equity Interests (other than any such Equity Interests, Disqualified Stock or convertible debt securities sold to a Restricted Subsidiary of the Company and other than Disqualified Stock or convertible debt securities that have been converted into, or exchanged or redeemed for, Disqualified Stock), plus

(C)	to the extent that any Restricted Investment that was made after the date of the indenture is sold for cash or otherwise liquidated or repaid for cash, the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any), plus

(D)	in the event that any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary, the lesser of (1) an amount equal to the fair market value of the Investments previously made by the Company and its Restricted Subsidiaries in such Subsidiary as of the date of redesignation and (2) the amount of such Investments.

      The preceding provisions will not prohibit any of the following:

(a)	the payment of any dividend within 60 days after the date of declaration thereof if at said date of declaration such payment would have complied with the provisions of the indenture;

(b) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of the Company or any Guarantor or any Equity Interests of the Company or any of its Restricted Subsidiaries in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of, other Equity Interests of the Company (other than any Disqualified Stock), provided that the amount of any such net cash proceeds that are utilized for any such redemption, purchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(B) of the preceding paragraph;

(c) the defeasance, redemption, purchase, retirement or other acquisition of subordinated Indebtedness of the Company or any Guarantor with the net cash proceeds from an incurrence of, or in exchange for, Permitted Refinancing Indebtedness;

(d) the payment of any dividend or distribution by a Restricted Subsidiary of the Company to the Company or any of its Wholly Owned Restricted Subsidiaries;

(e) so long as no Default has occurred and is continuing, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any member of the Company’s (or any of its Restricted Subsidiaries’) management pursuant to any management equity subscription agreement or stock option agreement in effect as of the Issue Date; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $1,000,000 in any twelve-month period; and

(f) so long as no Default has occurred and is continuing, advances constituting Investments or loans to directors, officers and employees of the Company and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $1,000,000 at any one time outstanding.

      The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined in the manner contemplated by the definition of the term “fair market value,” and the results of such determination shall be evidenced by an Officers’ Certificate delivered to the Trustee. Not later than five business days following the date of making any Restricted Payment (other than a Restricted Payment permitted by clauses (b) through (d) of the preceding paragraph), the Company shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant “Restricted Payments” were computed.

Incurrence of Indebtedness and Issuance of Disqualified Stock

      The indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur” or an “incurrence”) any Indebtedness (including, without limitation, any Acquired Indebtedness) and that the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company or any Guarantor may incur Indebtedness or issue Disqualified Stock, and any Restricted Subsidiary may incur Acquired Indebtedness, in each case if the Consolidated Interest Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 3.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness or Disqualified Stock had been issued or incurred, as the case may be, at the beginning of such four-quarter period.

      The preceding paragraph will not apply to the incurrence by the Company or any of its Restricted Subsidiaries of any of the following Indebtedness:

(a) Indebtedness under Credit Facilities in an aggregate principal amount at any one time outstanding not to exceed $75,000,000, plus any fees, premiums, expenses (including costs of collection), indemnities and similar amounts payable in connection with such Indebtedness, and less any amounts derived from Asset Sales and applied to the permanent reduction of Indebtedness under Credit Facilities in accordance with the covenant described under the caption “— Put Option of Holders — Asset Sales;”

(b) Existing Indebtedness;

(c) Hedging Obligations;

(d) Indebtedness represented by the Offered Notes, the Exchange Notes or any Subsidiary Guarantees;

(e) intercompany Indebtedness between or among the Company and any of its Wholly Owned Restricted Subsidiaries, provided that (1) if the Company is the obligor on such Indebtedness, then the Indebtedness must be expressly subordinated to the prior payment in full in cash of all of the Company’s obligations with respect to the Notes and (2) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company, or any sale or other transfer of any such Indebtedness to a Person that is neither the Company nor a Wholly Owned Restricted Subsidiary of the Company, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, as of the date of such issuance, sale or other transfer that is not permitted by this clause (e);

(f) Indebtedness in respect of bid, performance or surety bonds issued for the account of the Company or any of its Restricted Subsidiaries in the ordinary course of business, including guarantees or obligations of the Company or any of its Restricted Subsidiaries with respect to letters of credit supporting such bid, performance or surety obligations (in each case other than for an obligation for money borrowed);

(g) Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations (or any guarantee thereof or indemnity with respect thereto), in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or any of its Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (g), not to exceed $25,000,000 at any time outstanding;

(h) the guarantee by the Company of Indebtedness of any of its Restricted Subsidiaries or by any Restricted Subsidiary of Indebtedness of the Company or another Restricted Subsidiary, in each case, that was permitted to be incurred by another provision of this covenant;

(i) Permitted Refinancing Indebtedness incurred in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund Indebtedness incurred pursuant to the first paragraph and clauses (b), (d), (g) and (i) of the second paragraph of this covenant;

(j) Indebtedness of the Restricted Subsidiaries of the Company in an aggregate principal amount not to exceed 15% of the Company’s Consolidated Total Assets minus the sum of the aggregate principal amount of (1) all secured Indebtedness of the Company and any Guarantor then outstanding and (2) all Indebtedness of any Restricted Subsidiary of the Company (other than a Guarantor) then outstanding; provided that upon the incurrence of such Indebtedness the Company satisfies the Consolidated Interest Coverage Ratio test set forth in the first paragraph of this covenant; and

(k) any additional Indebtedness in an aggregate principal amount not in excess of $10,000,000 at any one time outstanding and any guarantee thereof.

      The indenture also provides that the Company will not, and will not permit any Guarantor to, directly or indirectly, incur any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is subordinated to any other Indebtedness of the Company or of such Guarantor, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to the Notes or the Subsidiary Guarantees of such Guarantor, as the case may be, to the same extent and in the same manner as such Indebtedness is subordinated pursuant to subordination provisions that are most favorable to the holders of any other Indebtedness of the Company or of such Guarantor, as the case may be; provided, however, that no Indebtedness shall be deemed to be contractually subordinated in right of payment to any other Indebtedness solely by virtue of being unsecured.

      For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Disqualified Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (a) through (j) of the second paragraph, or is entitled to be incurred pursuant to the first paragraph, of this covenant, the Company will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant.

Liens

The indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any property or asset now owned or hereafter acquired, or any income or profits therefrom, except Permitted Liens, to secure (a) any Indebtedness of the Company or such Restricted Subsidiary (if it is not also a Guarantor), unless prior to, or contemporaneously therewith, the Notes are equally and ratably secured, or (b) any Indebtedness of any Guarantor, unless prior to, or contemporaneously therewith, the Subsidiary Guarantees are equally and ratably secured; provided, however, that if such Indebtedness is expressly subordinated to the Notes or the Subsidiary Guarantees, the Lien securing such Indebtedness will be subordinated and junior to the Lien securing the Notes or the Subsidiary Guarantees, as the case may be, with the same relative priority as such Indebtedness has with respect to the Notes or the Subsidiary Guarantees. The incurrence of secured Indebtedness by the Company and its Restricted Subsidiaries is subject to further limitations on the incurrence of Indebtedness as described under “— Incurrence of Indebtedness and Issuance of Disqualified Stock.”

Sale-and-Leaseback Transactions

The indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale-and-leaseback transaction; provided, however, that the Company or any Restricted Subsidiary, as applicable, may enter into a sale-and-leaseback transaction if:

(a) the Company or such Restricted Subsidiary could have (1) incurred Indebtedness in an amount equal to the Attributable Indebtedness relating to such sale-and-leaseback transaction pursuant to the Consolidated Interest Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Disqualified Stock” and (2) incurred a Lien to secure such Indebtedness pursuant to the covenant described under the caption “— Liens,”

(b)	the gross cash proceeds of such sale-and-leaseback transaction are at least equal to the fair market value (as determined in accordance with the definition of such term, the results of which determination shall be set forth in an Officers’ Certificate delivered to the Trustee) of the property that is the subject of such sale-and- leaseback transaction, and

(c)	except in the case of a sale-and-leaseback of the Company’s office facilities in Massy, France, the transfer of assets in such sale-and-leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described above under the caption “— Put Option of Holders — Asset Sales.”

Issuances and Sales of Capital Stock of Restricted Subsidiaries

      The indenture provides that the Company (a) will not, and will not permit any Restricted Subsidiary of the Company to, transfer, convey, sell or otherwise dispose of any Capital Stock of any Restricted Subsidiary of the Company to any Person (other than the Company or a Wholly Owned Restricted Subsidiary of the Company),

unless (1) such transfer, conveyance, sale or other disposition is of all the Capital Stock of such Restricted Subsidiary and (2) the Net Proceeds from such transfer, conveyance, sale or other disposition are applied in accordance with the covenant described above under the caption “— Put Option of Holders — Asset Sales,” and (b) will not permit any Restricted Subsidiary of the Company to issue any of its Equity Interests to any Person other than to the Company or a Wholly Owned Restricted Subsidiary of the Company, except, in the case of both clauses (a) and (b) above, as would be permitted under the definition of “Wholly Owned Restricted Subsidiary.” For purposes of this covenant, the creation or perfection of a Lien on any Capital Stock of a Restricted Subsidiary of the Company to secure any Indebtedness of the Company or any of its Restricted Subsidiaries will not be deemed to be a disposition of such Capital Stock, provided that any sale by the secured party of such Capital Stock following foreclosure of its Lien will be subject to this covenant.

      The transfer, conveyance, sale or other disposition of any Capital Stock of Sercel will not be subject to the provisions of the prior paragraph, provided that:

(a)	the Net Proceeds from such transfer, conveyance, sale or other disposition are applied in accordance with the covenant described above under the heading “— Put Option of Holders — Asset Sales” and

(b)	if, immediately after giving effect to such transfer, conveyance, sale or other disposition, Sercel would no longer constitute a Restricted Subsidiary, any remaining Investment in Sercel would have been permitted to be made under the “Restricted Payments” covenant if made on the date of such transfer, conveyance, sale or other disposition.

Dividend and Other Payment Restrictions Affecting Subsidiaries

      The indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to do any of the following:

(a)	(1) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries on its Capital Stock or (2) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries,

(b)	make loans or advances to the Company or any of its Restricted Subsidiaries, or

(c)	transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries,

      except for such encumbrances or restrictions existing under or by reason of

(1)	Credit Facilities or Existing Indebtedness, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially less favorable to the holders of the Notes, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such Credit Facilities or Existing Indebtedness, as in effect on the date of the indenture,

(2)	the indenture, the Notes and the Subsidiary Guarantees,

(3)	any agreement for the sale or other disposition of Equity Interests in a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition,

(4)	any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred,

(5)	by reason of customary provisions restricting the subletting or assignment of any lease or the transfer of copyrighted or patented materials,

(6)	purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (c) above on the property so acquired,

(7)	customary provisions in agreements for the sale of property or assets,

(8)	customary provisions in agreements that restrict the assignment of such agreements or rights thereunder,

(9)	provisions with respect to the disposition or distribution of assets or property in joint venture agreements, assets sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business,

(10)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business,

(11)	Permitted Refinancing Indebtedness, provided that the encumbrances and restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially less favorable to the holders of the Notes, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced, or

(12)	applicable law.

Transactions with Affiliates

      The indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an “Affiliate Transaction”), unless:

(a)	such Affiliate Transaction is in writing and on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person or, if there is no such comparable transaction, on terms that are fair and reasonable to the Company or such Restricted Subsidiary and

(b)	the Company delivers to the Trustee (1) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $2,000,000, an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (a) above, (2) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5,000,000, a resolution of the Board of Directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (a) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (3) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10,000,000, an opinion as to the fairness to the Company or the relevant Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm that is, in the judgment of the Board of Directors, qualified to render such opinion and is independent with respect to the Company;

provided, however, that the following shall be deemed not to be Affiliate Transactions:

(A)	any employment agreement or other employee compensation plan or arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business of the Company or such Restricted Subsidiary;

(B)	transactions between or among the Company and its Restricted Subsidiaries;

(C)	loans or advances to officers, directors and employees of the Company or any of its Restricted Subsidiaries made in the ordinary course of business and consistent with past practices of the

Company and its Restricted Subsidiaries in an aggregate amount not to exceed $1,000,000 outstanding at any one time;

(D)	indemnities of officers, directors and employees of the Company or any of its Restricted Subsidiaries permitted by provisions of the organizational documents of the Company or such Restricted Subsidiary or applicable law;

(E)	the payment of reasonable and customary regular fees to directors of the Company or any of its Restricted Subsidiaries who are not employees of the Company or any Subsidiary; and

(F)	Restricted Payments and Permitted Investments that are permitted by the provisions of the indenture described above under the caption “— Restricted Payments.”

Guarantees of Company Indebtedness by Restricted Subsidiaries

      The indenture provides that the Company will not permit any Restricted Subsidiary, directly or indirectly, to guarantee any Indebtedness of the Company other than the Notes (the “Other Company Indebtedness”) unless such Restricted Subsidiary (if it is not already a Guarantor) contemporaneously executes a Subsidiary Guarantee, provided that this covenant will not apply to guarantees of Indebtedness of the Company under the Credit Facilities up to an aggregate principal amount of $75,000,000 at any one time outstanding.

      Each Subsidiary Guarantee created by a Restricted Subsidiary pursuant to the provisions described in the preceding paragraph, together with all other obligations of such Restricted Subsidiary under the indenture, shall be automatically and unconditionally released and discharged upon the release or discharge of the guarantee of the Other Company Indebtedness that resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of direct payment under such guarantee of the Other Company Indebtedness, provided that the Guarantor has no other guarantee of Indebtedness of the Company other than the Notes then outstanding.

Conduct of Business

      The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in the conduct of any business other than the business being conducted on the Issue Date and such other businesses as are reasonably necessary or desirable to facilitate the conduct and operation of, or ancillary or reasonably related to, such businesses, except to the extent as would not be material to the Company and its Restricted Subsidiaries, taken as a whole.

Reports

      Whether or not the Company is required to do so by the rules and regulations of the Commission, the Company will file with the Commission within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) and, within 15 days of filing, or attempting to file, the same with the Commission, furnish to the holders of the Notes all quarterly and annual financial and other information with respect to the Company and its Subsidiaries that would be required to be contained in a filing with the Commission on Forms 10-Q and 20-F if the Company were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by the Company’s certified independent accountants, provided that the obligation to file and to furnish such quarterly information will commence with respect to the quarterly period ending June 30, 2001.

      For so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of such stock exchange so require, the above information will also be made available in Luxembourg through the offices of the Paying Agent in Luxembourg.

      In addition, for so long as any Notes remain outstanding, the Company and the Guarantors will furnish to the holders of the Notes and prospective purchasers of the Notes, upon their request, the information, if any, required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Future Designation of Restricted and Unrestricted Subsidiaries

      The preceding covenants (including calculation of financial ratios and the determination of limitations on the incurrence of Indebtedness) may be affected by the designation by the Company of any existing or future Subsidiary of the Company as an Unrestricted Subsidiary, or by the redesignation by the Company of an Unrestricted Subsidiary as a Restricted Subsidiary.

      The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such designation, all outstanding Investments by the Company and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation, in an amount equal to the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payments would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of “Unrestricted Subsidiary.”

      The Board of Directors of the Company may also redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if such redesignation complies with the requirements of the indenture described in the definition of “Unrestricted Subsidiary.” If the aggregate amount of all Restricted Payments calculated for purposes of the first paragraph of the covenant described under “— Restricted Payments” above includes an Investment in an Unrestricted Subsidiary that subsequently becomes a Restricted Subsidiary pursuant to the terms of this paragraph, then the aggregate amount of such Restricted Payments will be reduced by the lesser of (a) an amount equal to the fair market value of the Investments previously made by the Company and its Restricted Subsidiaries in such Unrestricted Subsidiary at the time it becomes a Restricted Subsidiary and (b) the amount of such Investments.

      Any designation or redesignation pursuant to this covenant by the Board of Directors will be evidenced by the filing with the Trustee of a Board Resolution giving effect to such action and evidencing the valuation of any Investment relating thereto (as determined in good faith by the Board of Directors) and an Officers’ Certificate certifying that such action and valuation complied with the preceding requirements.

Events of Default and Remedies

      The indenture provides that each of the following constitutes an Event of Default:

(a)	default for 30 days in the payment when due of interest or Liquidated Damages, if any, on the Notes;

(b)	default in payment when due of the principal of or premium, if any, on the Notes;

(c)	failure by the Company to comply with the provisions described under the caption “— Put Option of Holders”;

(d)	failure by the Company for 30 days after it receives written notice to comply with any of its other agreements in the indenture or the Notes;

(e)	the declaration or payment of any dividend or the making of any other payment or distribution described in subclause (y) of clause (3) under the caption “— Certain Covenants — Restricted Payments”, which declaration, payment or distribution would not be permitted by the provisions described under the heading “— Certain Covenants — Restricted Payments” if it constituted a Restricted Payment;

(f)	the Company consolidates or merges (fusion) with or into (whether or not the Company is the surviving corporation), or sells, assigns, transfers, leases, conveys, demerges (scission) or otherwise disposes of all or substantially all of its properties or assets in one or more related transactions, to another Person unless:

(1)	the Company is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance, demerger or other disposition shall have been made is a corporation organized or existing under the laws of the United States (or any state thereof or the District of

Columbia), the Republic of France or any other member state of the European Union (as constituted on the Issue Date),

(2)	the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance, demerger or other disposition shall have been made assumes all the obligations of the Company under the Notes and the indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee,

(3)	immediately after such transaction no Default or Event of Default exists,

(4)	except in the case of a merger of the Company with or into a Wholly Owned Restricted Subsidiary of the Company, the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance, demerger or other disposition shall have been made:

(A)	will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and

(B)	will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Interest Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Disqualified Stock,” and

(5)	the Company shall deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel stating that such consolidation, merger or disposition and any supplemental indenture in respect thereto comply with this provision and that all conditions precedent in the indenture relating to such transaction or transactions have been complied with;

(g)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists or is created after the date of the indenture, which default (1) is caused by a failure to pay principal of or premium or interest on such Indebtedness prior to the expiration of any grace period provided in such Indebtedness, including any extension thereof (a “Payment Default”), or (2) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates in excess of $10,000,000 and provided, further, that if any such default is cured or waived or any such acceleration rescinded, or such Indebtedness is repaid, within a period of 10 days from the continuation of such default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default and any consequential acceleration of the Notes shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree;

(h)	failure by the Company or any of its Restricted Subsidiaries to pay final judgments (not covered by insurance) aggregating in excess of $10,000,000, which judgments are not paid, discharged or stayed for a period of 60 days;

(i)	failure by any Guarantor to perform any covenant set forth in its Subsidiary Guarantee, or the repudiation by any Guarantor of its obligations under its Subsidiary Guarantee or the unenforceability of any Subsidiary Guarantee for any reason other than as provided in the indenture; and

(j)	certain events of bankruptcy or insolvency with respect to the Company or any Significant Subsidiary.

      If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company or any Significant Subsidiary, all outstanding Notes will become due and payable without further action or notice. The holders of a majority in principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of all of the holders rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest, premium or Liquidated Damages that have become due solely because of such acceleration) have been cured or waived. Holders of the Notes may not enforce the indenture or the Notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

      In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

      The holders of a majority in principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the holders of all of the Notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of the principal of or interest or Liquidated Damages, if any, on the Notes.

      The Company will be required to deliver to the Trustee annually a statement regarding compliance with the indenture, and the Company will be required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

      No director, officer, employee, incorporator, member, partner or stockholder or other owner of Capital Stock of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or any Guarantor under the Notes, the Subsidiary Guarantees or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the Commission that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

      The Company may, at its option and at any time, elect to have all of the obligations of itself and the Guarantors discharged with respect to the outstanding Notes and the Subsidiary Guarantees, respectively (“Legal Defeasance”), except for:

(a)	the rights of holders of outstanding Notes to receive payments in respect of the principal of and premium, if any, interest and Liquidated Damages, if any, on such Notes when such payments are due from the trust referred to below;

(b) the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of transfer or exchange of the Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(c) the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s and any Guarantor’s obligations in connection with them; and

(d) the Legal Defeasance provisions of the indenture.

      In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and any Guarantor released with respect to certain covenants that are described in the indenture (“Covenant Defeasance”), and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain other events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “— Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes.

      In order to exercise either Legal Defeasance or Covenant Defeasance,

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, cash in U.S. dollars, non-callable U.S. Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of an internationally recognized firm of independent public accountants, to pay the principal of and premium, interest and Liquidated Damages, if any, on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date,

(2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service and the French Tax Authority a ruling or (B) since the date of the indenture, there has been a change in the applicable income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal or French income tax purposes, respectively, as a result of such Legal Defeasance and will be subject to U.S. federal or French income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred,

(3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that the holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal or French income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal or French income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred,

(4) no Default or Event of Default shall have occurred and be continuing either (A) on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or (B) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 550th day after the date of deposit,

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound,

(6) the Company must have delivered to the Trustee an opinion of counsel to the effect that, after the 550th day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally,

(7) the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of the Notes over the other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others, and

(8) the Company must deliver to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Transfer and Exchange

      A holder of the Notes may transfer or exchange the Notes in accordance with the indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes and fees required by law or permitted by the indenture. The Company will not be required to transfer or exchange any Note selected for redemption. Also, the Company will not be required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

      The registered holder of a Note will be treated as the owner of it for all purposes, and all references to “holders” in this “Description of the Notes” are to registered holders unless otherwise indicated.

Amendment and Waiver

      Except as provided below, the indenture or the Notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), and any existing default or compliance with any provision of the indenture or the Notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a tender offer or exchange offer for the Notes).

      Without the consent of each holder affected, an amendment, supplement or waiver may not (with respect to any Notes held by a non-consenting holder):

(a) reduce the principal amount of the Notes whose holders must consent to an amendment, supplement or waiver;

(b) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption or purchase of the Notes by the Company;

(c) reduce the rate of or change the time for payment of interest on any Note;

(d) waive a Default or Event of Default in the payment of principal of or premium, interest or Liquidated Damages, if any, on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(e) make any Note payable in money other than that stated in the Notes;

(f) make any change in the provisions of the indenture relating to waivers of past defaults or the rights of holders of the Notes to receive payments of principal of or premium, interest or Liquidated Damages, if any, on the Notes;

(g) waive a redemption or repurchase payment with respect to any Note;

(h) make any change in the ranking of the Notes relative to other Indebtedness of the Company or any Subsidiary Guarantees relative to other Indebtedness of the Guarantors, in either case in a manner adverse to the holders;

(i) make any change in the provisions described under “— Additional Amounts” in a manner adverse to the holders; or

(j) make any change in the preceding amendment, supplement and waiver provisions.

      Notwithstanding the foregoing, without the consent of any holder of the Notes, the Company, the Guarantors and the Trustee may amend or supplement the indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company’s obligations to holders of the Notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s properties or assets, to make any change that would provide any additional rights or benefits to the holders of the Notes or that does not materially adversely affect the legal rights under the indenture of any such holder, to secure the Notes pursuant to the requirements of the “Liens” covenant, to add any Guarantor or to release any Guarantor from its Subsidiary Guarantee, in each case as provided in the indenture, or to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

      Neither the Company nor any of its Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any Notes for or as an inducement to any consent, waiver, amendment or supplement of any terms or provisions of the indenture or the Notes, unless such consideration is offered to be paid or agreed to be paid to all holders of the Notes which so consent, waive or agree to amend or supplement in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

Satisfaction and Discharge

      The indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

(1) either:

(a)	all Notes that have been authenticated (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company) have been delivered to the Trustee for cancellation or

(b)	all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the giving of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be irrevocably deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable U.S. Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium, if any, and Liquidated Damages, if any, and accrued interest to the date of maturity or redemption;

(2)	no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(3)	the Company or any Guarantor has paid or caused to be paid all other sums payable by it under the indenture; and

(4)	the Company has delivered an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

The Trustee

      JPMorgan Chase Bank serves as trustee under the indenture.

      The indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company or any Guarantor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest and a Default occurs it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

      The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The indenture provides that in case an Event of Default shall occur (that is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of Notes, unless such holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

      The indenture, the Notes and the Subsidiary Guarantees provide or will provide that they will be governed by the laws of the State of New York.

Consent to Jurisdiction

      The indenture provides that any suit, action or proceeding with respect to the indenture, the Notes or the Subsidiary Guarantees may be brought in any New York state or federal court located in the Borough of Manhattan in the City of New York (“New York Court”) and that the Company and the Guarantors will submit to the non-exclusive jurisdiction of such courts.

Enforceability of Judgments; Indemnification for Foreign Currency Judgments

      A significant portion of the assets of the Company and its subsidiaries is outside the United States, so any judgment obtained in the United States against the Company or any Guarantor, including judgments relating to payments with respect to the Notes, may not be fully collectible within the United States.

      The Company has been informed by its French counsel that a final judgment for a sum of money in relation to the indenture or the Notes obtained in any New York Court would be recognized and enforceable by the French courts without re-examination or re-litigation of the matters adjudicated, through an action for exequatur brought before the competent French court provided that the court is satisfied that the requirements developed by case law for the enforcement of foreign judgments in France are met, and in particular provided that:

(a)	the judgment concerned is enforceable in the State of New York;

(b)	such judgment has been rendered by a court having jurisdiction over the parties both under its own rules of jurisdiction and in accordance with French rules of international conflicts of jurisdiction and the French courts did not have exclusive jurisdiction to hear the matter;

(c)	the court that rendered such judgment has applied to the merits of the case the laws of the jurisdiction which would have been considered appropriate under French rules of international conflicts of laws;

(d)	the judgment is not contrary to French international public policy (ordre public international), both pertaining to the merits and to the procedure of the case;

(e)	the judgment is not tainted with fraud; and

(f)	the judgment does not conflict with a French judgment or a foreign judgment which has become effective in France and there is no risk of conflict with proceedings pending before the French courts at the time enforcement of the judgment is sought.

      The indenture also provides that obligations of the Company to any holder of the Notes or the Trustee shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than United States dollars (the “Agreement Currency”), be discharged only to the extent that on the day following receipt by such holder of the Notes or the Trustee, as the case may be, of any amount in the Judgment Currency, such holder of the Notes or the Trustee may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the amount originally to be paid to such holder of the Notes or the Trustee, as the case may be, in the Agreement Currency, the Company agrees, as a separate obligation and notwithstanding such judgment, to pay to such holder of Notes or the Trustee, as the case may be, the difference, and if the amount of the Agreement Currency so purchased exceeds the amount originally to be paid to such holder of the Notes or the Trustee, as the case may be, such holder of the Notes or the Trustee, as the case may be, agrees to pay to or for the account of the Company such excess, provided that such holder of the Notes or the Trustee, as the case may be, shall not have any obligation to pay any such excess as long as a default by the Company or any Guarantor in its obligations under the Notes, the indenture or the Subsidiary Guarantees has occurred and is continuing, in which case such excess may be applied by such holder of the Notes or the Trustee, as the case may be, to such obligations.

Additional Information

      Anyone who receives this prospectus may obtain a copy of the indenture and the registration rights agreement without charge by contacting Compagnie Générale de Geóphysique, 1 rue Léon Migaux, 91341 Massy, France, Attention: Investor Relations Officer, Telephone (33-1) 64-47-30-00.

Replacement, Transfer and Exchange

      If any Note at any time is mutilated, destroyed, stolen or lost, such Note may be replaced at the cost of the applicant at the office of the Trustee or the office of the Registrar in Luxembourg. The applicant for a new Note must, in the case of any mutilated Note, surrender such Note to the Trustee or the Registrar in Luxembourg, as applicable, and, in the case of any lost, destroyed or stolen Note, furnish evidence satisfactory to the Trustee or the Registrar in Luxembourg, as applicable, of such loss, destruction or theft, together with such indemnity as the Trustee or the Registrar in Luxembourg, as applicable, and the Company may require.

      Initially, the Trustee will act as Registrar in the continental United States, and Notes may be presented for registration of transfer and exchange at the office of the Trustee in Dallas, Texas. Dexia Banque Internationale à Luxembourg will act initially as Registrar in Luxembourg, and Notes may be presented for registration of transfer and exchange at its office at 69, route d’Esch, 2953 Luxembourg.

      A holder may transfer or exchange Notes in accordance with the indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any transfer tax or similar governmental charge required by law. The Company and the Registrar are not required to transfer or exchange any Note selected for redemption. Also, the Company and the Registrar are not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

Purchase

      The Company, the Trustee and their respective Affiliates may at any time and from time to time purchase any Note or a beneficial interest in any Note in the open market or otherwise at any price.

Notices

      Any notice to Noteholders will be mailed by first class mail or delivered by overnight air courier guaranteeing next day delivery, in each case to their respective registered addresses shown on the register kept by the Registrar. In addition, for so long as the Notes are listed on the Luxembourg Stock Exchange and its rules so require, any such notice (including notices of redemption) will be published in a newspaper having general circulation in Luxembourg, which is expected to be the Luxemburger Wort, or if such newspaper ceases to be published or timely publication in it will not be practicable, in such other newspaper as the Trustee deems necessary to give fair and reasonable notice to the Noteholders. Also for so long as the Notes are listed on the Luxembourg Stock Exchange, the Company will provide to the exchange a copy of all notices to Noteholders.

Certain Definitions

      Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

      “Acquired Indebtedness” means Indebtedness of a Person (a) existing at the time such Person becomes a Restricted Subsidiary or (b) assumed in connection with acquisitions of properties or assets from such Person. Acquired Indebtedness shall be deemed to be incurred on the date the acquired Person becomes a Restricted Subsidiary or the date of the related acquisition of properties or assets from such Person.

      “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of the indenture, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of Voting Stock, by agreement or otherwise; provided, however, that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of the indenture, the terms “controlling”, “controlled by” and “under common control with” have correlative meanings.

      “Applicable Premium” means, with respect to any Note on any redemption date, the greater of:

(a)	1.0% of the principal amount of the Note and

(b)	the excess of (1) the present value at such redemption date of (A) the redemption price of the Note at November 15, 2004 (such redemption price being set forth in the table appearing above under the caption “— Optional Redemption”) plus (B) all required interest payments due on the Note during the period from such redemption date through November 15, 2004 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points over (2) the principal amount of the Note, if greater.

      “Asset Sale” means

(a)	the sale, lease, conveyance or other disposition (a “disposition”) of any properties or assets (including, without limitation, by way of a sale-and-leaseback), excluding dispositions in the ordinary course of business (provided that the disposition of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole will be subject to the provisions of the indenture described above under the caption “— Put Option of Holders — Change of Control” and the provisions described above in clause (f) under the caption “— Events of Default and Remedies” and not to the provisions of the Asset Sales covenant),

(b)	the issue or sale by the Company or any of its Restricted Subsidiaries of Equity Interests of any of the Company’s Subsidiaries, and

(c)	any Event of Loss,

whether, in the case of clause (a), (b) or (c), in a single transaction or a series of related transactions, provided that such transaction or series of related transactions (1) involves properties or assets having a fair market value in excess of $2,500,000 or (2) results in the payment of net proceeds (including insurance proceeds from an Event of Loss) in excess of $2,500,000. Notwithstanding the preceding provisions of this definition, the following transactions will be deemed not to be Asset Sales:

(A)	a disposition of obsolete or excess equipment or other properties or assets;

(B)	a disposition of properties or assets (including Equity Interests) by the Company to a Wholly Owned Restricted Subsidiary or by a Restricted Subsidiary to the Company or to a Wholly Owned Restricted Subsidiary;

(C)	a disposition of cash or Cash Equivalents;

(D)	a disposition of properties or assets (including Equity Interests) that constitutes a Permitted Investment or a Restricted Payment that is permitted by the provisions of the indenture described above under the caption “— Certain Covenants — Restricted Payments;”

(E)	any trade or exchange by the Company or any Restricted Subsidiary of equipment or other properties or assets for equipment or other properties or assets owned or held by another Person, provided that the fair market value of the properties or assets traded or exchanged by the Company or such Restricted Subsidiary (together with any cash or Cash Equivalents) is reasonably equivalent to the fair market value of the properties or assets (together with any cash or Cash Equivalents) to be received by the Company or such Restricted Subsidiary;

(F)	the creation or perfection of a Lien on any properties or assets (or any income or profits therefrom) of the Company or any of its Restriction Subsidiaries that is not prohibited by the covenant described under the caption “— Liens”;

(G)	a sale-and-leaseback of the Company’s office facilities in Massy, France replacing the sale-and-leaseback transaction relating to such facilities that is outstanding on the Issue Date;

(H)	the surrender or waiver of contract rights or the settlement, release or surrender of contractual, non-contractual or other claims of any kind;

(I)	the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise of collection thereof;

(J)	the factoring of accounts receivable arising in the ordinary course of business pursuant to arrangements customary in the region; and

(K)	the grant in the ordinary course of business of any non-exclusive license of patents, trademarks, registrations therefor and other similar intellectual property.

      “Attributable Indebtedness” in respect of a sale-and-leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale-and-leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended). As used in the preceding sentence, the “net rental payments” under any lease for any such period shall mean the sum of rental and other payments required to be paid with respect to such period by the lessee thereunder, excluding any amounts required to be paid by such lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges. In the case of any lease that is terminable by the lessee upon payment of penalty, such net rental payment shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

      “Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

      “Capital Stock” means:

(a)	in the case of a corporation, corporate stock,

(b)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock,

(c)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited), and

(d)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

      “Cash Equivalents” means:

(a)	securities issued or directly and fully guaranteed or insured by the government of the United States of America, the Republic of France or any other country whose sovereign debt has a rating of at least A3 from Moody’s Investors Service, Inc. and at least A- from Standard & Poor’s Ratings Services or any agency or instrumentality of any such government (provided that the full faith and credit of such government is pledged in support thereof), in each case having maturities of not more than 12 months from the date of acquisition,

(b)	certificates of deposit, Eurodollar time deposits and French negotiable debt instruments (titres de créances négociables) with maturities of 12 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case with or issued by any commercial bank organized under the laws of any country that is a member of the Organization for Economic Cooperation and Development having capital and surplus in excess of $500,000,000 and whose long-term debt securities are rated at least A3 by Moody’s Investors Service, Inc. and at least A- by Standard & Poor’s Ratings Services,

(c)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (a) and (b) above entered into with any financial institution meeting the qualifications specified in clause (b) above,

(d)	commercial paper and French negotiable debt instruments (titres de créances négociables) having a rating of at least P-1 from Moody’s Investors Service, Inc. or at least A-1 from Standard & Poor’s Ratings Services and in each case maturing within 12 months after the date of acquisition,

(e)	deposits available for withdrawal on demand with any commercial bank not meeting the qualifications specified in clause (b) above, provided that all such deposits are made in the ordinary course of business, do not remain on deposit for more than 30 consecutive days and do not exceed $25,000,000 in the aggregate at any one time, with no more than $5,000,000 being deposited in commercial banks within a single country, and

(f)	money market mutual funds substantially all of the assets of which are of the type described in any of the foregoing clauses (a) through (d).

      “Common Stock” means the common or ordinary shares of the Company.

      “Consolidated Cash Flow” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, to the extent deducted or excluded in calculating Consolidated Net Income for such period,

(a)	provision for taxes based on income or profits of such Person and its Restricted Subsidiaries,

(b)	Consolidated Interest Expense of such Person and its Restricted Subsidiaries,

(c)	depreciation and amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) of such Person and its Restricted Subsidiaries,

(d)	other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries less any non-cash items increasing Consolidated Net Income of such Person and its Restricted Subsidiaries (other than items that will result in cash receipt), and

(e)	an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale,

in each case, on a consolidated basis and determined in accordance with GAAP.

      “Consolidated Interest Coverage Ratio” means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Consolidated Interest Expense of such Person for such period; provided, however, that the Consolidated Interest Coverage Ratio shall be calculated giving pro forma effect to each of the following transactions as if each such transaction had occurred at the beginning of the applicable four-quarter reference period:

(a)	any incurrence, assumption, guarantee, repayment, purchase or redemption by such Person or any of its Restricted Subsidiaries of any Indebtedness (other than revolving credit borrowings) subsequent to the commencement of the period for which the Consolidated Interest Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Consolidated Interest Coverage Ratio is made (the “Calculation Date”);

(b)	any acquisition that has been made by such Person or any of its Restricted Subsidiaries, or approved and expected to be consummated within 30 days of the Calculation Date, including, in each case, through a merger or consolidation, and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date; and

(c)	any other transaction that may be given pro forma effect in accordance with Article 11 of Regulation S-X under the Securities Act as in effect from time to time;

provided further, however, that (1) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded and (2) the Consolidated Interest Expense attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Consolidated Interest Expense will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date.

      “Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of the following:

(a)	the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments (if any) pursuant to Hedging Obligations but excluding amortization of debt issuance costs) and

(b)	the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period.

      “Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP, provided that:

(a)	the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Restricted Subsidiary thereof,

(b)	the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, and

(c)	the cumulative effect of a change in accounting principles shall be excluded.

      “Consolidated Net Worth” means, with respect to any Person as of any date, the consolidated stockholders’ equity of such Person and its Restricted Subsidiaries as of such date less the amount of consolidated stockholders’ equity attributable to Disqualified Stock or treasury stock of such Person and its Restricted Subsidiaries as of such date, in each case determined in accordance with GAAP.

      “Consolidated Tangible Net Worth” means, at any date, the Consolidated Net Worth of the Company and its Restricted Subsidiaries as shown on their most recent consolidated balance sheet less, without duplication, all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, as determined in accordance with GAAP.

      “Consolidated Total Assets” means, with respect to any Person as of any date, the consolidated total assets of such Person and its Restricted Subsidiaries as of such date, as determined in accordance with GAAP.

      “Credit Facilities” means, with respect to any Person, one or more debt facilities or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or trade letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

      “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

      “Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures (excluding any maturity as a result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature or are redeemed or retired in full; provided, however, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof (or of any security into which it is convertible or for which it is exchangeable) have the right to require the issuer to purchase such Capital Stock (or such security into which it is convertible or for which it is exchangeable) upon the occurrence of any of the events constituting an Asset Sale or a Change of Control shall not constitute Disqualified Stock if such Capital Stock (and all such securities into which it is convertible or for which it is exchangeable) provides that the issuer thereof may not purchase or redeem any such Capital Stock (or any such security into which it is convertible or for which it is exchangeable) pursuant to such provisions prior to compliance by the Company with the provisions of the indenture described under the caption “— Put Option of Holders — Change of Control” or “— Put Option of Holders — Asset Sales,” as the case may be.

      “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

      “Event of Loss” means, with respect to any property or asset of the Company or any Restricted Subsidiary, (a) any damage to such property or asset that results in an insurance settlement with respect thereto on the basis of a total loss or a constructive or compromised total loss or (b) the confiscation, condemnation or requisition of title to such property or asset by any government or instrumentality or agency thereof.

      “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

      “Existing Indebtedness” means Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the Credit Facilities) in existence on the date of the indenture, until such amounts are repaid, but shall not include any Indebtedness that is repaid with the proceeds of the Offered Notes.

      The term “fair market value” means, with respect to any asset or Investment, the fair market value of such asset or Investment at the time of the event requiring such determination, as determined in good faith by the Company, or, with respect to any asset or Investment in excess of $10,000,000 (other than cash or Cash Equivalents), as determined by a reputable investment banking, accounting or appraisal firm that is, in the judgment of such Board of Directors, qualified to perform the task for which such firm has been engaged and independent with respect to the Company.

      “Foreign Restricted Subsidiary” means each of CGG Marine SAS, CGG Marine Norge A/S and CGG Pan India Ltd.

      “GAAP” means generally accepted accounting principles in the United States, which are in effect from time to time.

      “Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(a)	interest rate swap agreements, interest rate cap agreements and interest rate collar agreements,

(b)	other agreements or arrangements designed to protect such Person against fluctuations in interest rates, and

(c)	any foreign currency futures contract, option or similar agreement or arrangement designed to protect such Person against fluctuations in foreign currency rates,

in each case to the extent such obligations are incurred in the ordinary course of business of such Person and not for speculative purposes.

      “Indebtedness” means, with respect to any Person, any indebtedness of such Person, without duplication, whether or not contingent, in respect of borrowed money including, without limitation, any guarantee thereof, or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or bankers’ acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade account payable, or representing any Hedging Obligations, if and to the extent any of the preceding indebtedness (other than letters of credit, guarantees and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP. The amount of any Indebtedness outstanding as of any date shall be (a) the accreted value thereof, in the case of any Indebtedness that does not require current payments of interest, and (b) the principal amount thereof, in the case of any other Indebtedness (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder).

      “Institutional Accredited Investor” means an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

      “Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees by the referent Person of, and Liens on any assets of the referent Person securing, Indebtedness or other obligations of other Persons), advances or capital contributions (excluding commission, travel and similar advances to directors, officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided, however, that the following shall not constitute Investments: (1) extensions of trade credit or other advances to customers on commercially reasonable terms in accordance with normal trade practices or otherwise in the ordinary course of business, (2) Hedging Obligations and (3) endorsements of negotiable instruments and documents in the ordinary course of business. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.”

      “Issue Date” means November 22, 2000, the first date on which notes were issued under the indenture. The indenture is dated as of the Issue Date.

      “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction other than a precautionary financing statement respecting a lease not intended as a security agreement) or any assignment (or agreement to assign) any right to income or profits from any assets by way of security.

      “Merger” includes a fusion, an amalgamation, a compulsory share exchange, a conversion of a corporation into another business entity and any other transaction having effects substantially similar to a merger under the General Corporation Law of the State of Delaware.

      “Net Income” means, with respect to any Person, the net income (or loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however,

(a)	any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (1) any Asset Sale (including, without limitation, dispositions pursuant to sale-and-leaseback transactions) or (2) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and

(b)	any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

      “Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (without duplication) the following:

(a)	the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, sales commissions, recording fees, title transfer fees, title insurance premiums, appraiser fees, other out-of-pocket expenses and costs incurred in connection with preparing such asset for sale) and any relocation expenses incurred as a result thereof,

(b)	taxes paid or estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements that will result in a reduction in consolidated tax liability),

(c)	amounts required to be applied to the repayment of Indebtedness (other than under a revolving credit facility) secured by a Lien on the asset or assets that were the subject of such Asset Sale, and

(d)	any reserve (including any reserve against any liabilities associated with such Asset Sale and retained by the Company or the relevant Restricted Subsidiary) established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such asset or assets, until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Proceeds shall include only the amount of the reserve so reversed or the amount returned to the Company or its Restricted Subsidiaries from such escrow arrangement, as the case may be.

      “Non-Recourse Debt” means Indebtedness:

(a)	as to which neither the Company nor any of its Restricted Subsidiaries (1) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or is otherwise directly or indirectly liable (as a guarantor or otherwise) or (2) constitutes the lender,

(b)	no default with respect to which (including any rights the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) the holders of Indebtedness of the Company or any of its Restricted Subsidiaries (other than the Notes) to declare a default on such Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity, and

(c)	as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

      “Offering” means the offering of the Offered Notes by the Company.

      “Pari Passu Indebtedness” means, with respect to any Net Proceeds from Asset Sales, Indebtedness of the Company and its Restricted Subsidiaries the terms of which require the Company or such Restricted Subsidiary to apply such Net Proceeds to offer to purchase such Indebtedness.

      “Permitted Investments” means:

(a)	any Investment in the Company (including, without limitation, any acquisition of the Notes) or in a Wholly Owned Restricted Subsidiary of the Company, other than any Investment described in clause (a) of the definition of “Restricted Payments,”

(b)	any Investment in Cash Equivalents,

(c)	any Investment by the Company or any Restricted Subsidiary of the Company in a Person if as a result of such Investment (1) such Person becomes a Wholly Owned Restricted Subsidiary of the Company or (2) such Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its properties or assets to, or is liquidated into, the Company or a Wholly Owned Restricted Subsidiary of the Company,

(d)	any Investment made as a result of the receipt of non-cash consideration from (1) an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Put Option of Holders — Asset Sales” or (2) a disposition of assets that does not constitute an Asset Sale,

(e)	Investments in stock, obligations or securities received in settlement of any claim or debts owing to the Company or any Restricted Subsidiary as a result of bankruptcy or insolvency proceedings or received in satisfaction of any judgment or in settlement of any claim in circumstances where the Company does not expect it would receive cash payment in a timely manner, or upon the foreclosure, perfection or enforcement of any Lien in favor of the Company or any Restricted Subsidiary, in each case as to any claim or debts owing to the Company or any Restricted Subsidiary that arose in the ordinary course of business of the Company or any such Restricted Subsidiary, provided that any stocks, obligations or securities received in settlement of any claim or debts that arose in the ordinary course of business (and received other than as a result of bankruptcy or insolvency proceedings or received in satisfaction of any judgment or in settlement of any claim in circumstances where the Company does not expect it would receive cash payment in a timely manner, or upon foreclosure, perfection or enforcement of any Lien) that are, within 180 days of receipt, converted into cash or Cash Equivalents shall be treated as having been cash or Cash Equivalents at the time received,

(f)	Investments in Argas Ltd. consisting of guarantees of its obligations incurred in the ordinary course of its business, provided that such Investments, when taken together with all other Investments made pursuant to this clause (f) that are at the time outstanding, do not exceed $50,000,000,

(g)	Investments in Argas Ltd. (other than those described in clause (f) above) and any other Affiliate organized in a foreign jurisdiction that is required by the applicable laws and regulations of such foreign jurisdiction or its governmental agencies, authorities or state-owned businesses to be majority owned by the government of such foreign jurisdiction or individual or corporate citizens of such foreign jurisdiction or another foreign jurisdiction in order for such Affiliate to transact business in such foreign jurisdiction, provided that such Investments, when taken together with all other Investments made pursuant to this clause (g) that are at the time outstanding, do not exceed 20% of Consolidated Tangible Net Worth,

(h)	Investments in an Affiliate owning the CGG Mistral vessel consisting of guarantees of such Affiliate’s obligations, provided that such Investments, when taken together with all other Investments made pursuant to this clause (h) that are at the time outstanding do not exceed $7,500,000,

(i)	Investments in any Person in exchange for, or out of the net cash proceeds of, an issue or sale by the Company of Equity Interests (other than Disqualified Stock), and

(j)	other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (j) that are at the time outstanding, do not exceed $20,000,000.

      “Permitted Liens” means:

(a)	Liens securing Indebtedness incurred pursuant to clause (a) of the second paragraph of the covenant entitled “— Incurrence of Indebtedness and Issuance of Disqualified Stock,” and Liens securing any other Indebtedness under Credit Facilities incurred pursuant to the first paragraph of such covenant,

(b)	Liens in favor of the Company and its Restricted Subsidiaries,

(c)	Liens on any property or asset of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to such merger or consolidation, were not created in contemplation of it and do not extend to any property or asset of the Company or any of its Restricted Subsidiaries other than those of the Person merged into or consolidated with the Company or any of its Restricted Subsidiaries,

(d)	Liens on any property or asset existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to such acquisition, were not created in contemplation of it and do not extend to any other property or asset of the Company or any of its Restricted Subsidiaries,

(e)	Liens securing the performance of statutory obligations, surety or appeal bonds, bid or performance bonds, insurance obligations or other obligations of a like nature incurred in the ordinary course of business,

(f)	Liens securing Hedging Obligations,

(g)	Liens existing on the date of the indenture,

(h)	Liens securing Indebtedness (including Capital Lease Obligations) permitted by clause (g) of the second paragraph of the covenant described under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Disqualified Stock,” provided that such Liens extend only to the property, plant or equipment financed by such Indebtedness,

(i)	any interest or title of a lessor under an operating lease,

(j)	Liens arising by reason of deposits necessary to obtain standby letters of credit in the ordinary course of business,

(k)	Liens on real or personal property or assets of the Company or a Restricted Subsidiary thereof to secure Indebtedness incurred for the purpose of (1) financing all or any part of the purchase price of such property or assets incurred prior to, at the time of, or within 90 days after, the acquisition of such property or assets or (2) financing all or any part of the cost of construction or improvement of any such property or assets, provided that the amount of any such financing shall not exceed the amount expended in the acquisition of, or the construction of, such property or assets and such Liens shall not extend to any other property or assets of the Company or a Restricted Subsidiary (other than any associated accounts, contracts and insurance proceeds),

(l)	judgment Liens not giving rise to an Event of Default so long as any appropriate legal proceeding which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired,

(m)	Liens securing Indebtedness of the Company or any Restricted Subsidiary of the Company that does not exceed $10,000,000 at any one time outstanding,

(n)	Liens securing Acquired Indebtedness incurred pursuant to the first paragraph of the covenant entitled “— Incurrence of Indebtedness and Issuance of Disqualified Stock”, provided that such Liens (1) secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company and were not granted in connection with, or in anticipation of, such incurrence, and (2) do not extend to any property or asset of the Company or any of its Restricted Subsidiaries other than the property or asset that secured the Acquired Indebtedness prior to the time that it became Acquired Indebtedness of the Company or a Restricted Subsidiary of the Company, and

(o)	Liens securing Permitted Refinancing Indebtedness with respect to any Indebtedness secured by Liens referred to in clauses (c), (d), (g), (h), (k) and (n) above and in this clause (o).

      “Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries; provided, however, that

(a)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus premium, if any, and accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of expenses incurred in connection therewith),

(b)	such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded,

(c)	if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes on terms at least as favorable, taken as a whole, to the holders of the Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded and

(d)	if the Company is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, then such Permitted Refinancing Indebtedness is solely Indebtedness of the Company;

provided, however, that a Restricted Subsidiary that is also a Guarantor may guarantee Permitted Refinancing Indebtedness incurred by the Company, whether or not such Restricted Subsidiary was an obligor or guarantor of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; provided further, however, that if such Permitted Refinancing Indebtedness is subordinated to the Notes, such guarantee shall be subordinated to such Restricted Subsidiary’s Subsidiary Guarantee to at least the same extent.

      “Qualified Equity Offering” means:

(a)	any issuance and sale of Equity Interests (other than Disqualified Stock) of the Company pursuant to an underwritten offering registered under the Securities Act or

(b)	any other issuance and sale of Equity Interests (other than Disqualified Stock) of the Company so long as, at the time of consummation of such sale, the Company has a class of common equity securities (including American depositary shares) registered pursuant to Section 12(b) or Section 12(g) under the Exchange Act.

      “Restricted Investment” means an Investment other than a Permitted Investment.

      “Restricted Subsidiary” of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary.

      “Securities Act” means the U.S. Securities Act of 1933, as amended.

      “Sercel” means:

(a)	Sercel S.A., a French limited liability corporation with its head office in Carquefou, France, and a Restricted Subsidiary of the Company as of the Issue Date, and/or

(b)	Sercel Inc., a Texas corporation with its head office in Tulsa, Oklahoma, and a Restricted Subsidiary of the Company as of the Issue Date, and/or

(c)	any special purpose holding company that holds all of the outstanding Capital Stock of either or both of such Restricted Subsidiaries (other than directors’ qualifying shares and Capital Stock held by other statutorily required minority shareholders) and that does not hold any Capital Stock in any other Subsidiary of the Company.

      “Significant Subsidiary” means any Restricted Subsidiary of the Company that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.

      “Stated Maturity” means, with respect to any mandatory sinking fund or other installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or purchase any such interest or principal prior to the date originally scheduled for the payment thereof.

      “Strategic Assets” means assets or rights (other than assets that would be classified as current assets in accordance with GAAP) of the kind used or usable by the Company or its Restricted Subsidiaries in the business of providing geophysical services and software products to the oil and gas industry or manufacturing geophysical equipment (or any business that is reasonably complementary or related thereto as determined in good faith by the Board of Directors).

      “Subsidiary” means, with respect to any Person,

(a)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof),

(b)	any partnership (1) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (2) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof), and

(c)	any other Person whose results for financial reporting purposes are consolidated with those of such Person in accordance with GAAP.

      “Treasury Rate” means, as of any redemption date in respect of the Notes, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to November 15, 2004; provided, however, that if the period from the redemption date to November 15, 2004 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

      “Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution and any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate a Subsidiary as an Unrestricted Subsidiary only to the extent that such Subsidiary at the time of such designation

(a)	has no Indebtedness other than Non-Recourse Debt,

(b)	is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless such agreement, contract, arrangement or understanding does not violate the terms of the indenture described under the caption “— Certain Covenants — Transactions with Affiliates,” and

(c)	is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (1) to subscribe for additional Equity Interests or (2) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results.

      Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Disqualified Stock,” the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary, provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if:

(1)	such Indebtedness is permitted under the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Disqualified Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period and

(2)	no Default or Event of Default would be in existence following such designation.

      “U.S. Dollar Equivalent” means, with respect to any monetary amount in a currency other than the U.S. dollar, at or as of any time for the determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as quoted by Reuters (or, if Reuters ceases to provide such spot quotations, by any other reputable service as is providing such spot quotations, as selected by the Company) at approximately 11:00 a.m. (New York City time) on the date not more than two Business Days prior to such determination.

      “Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors, managers or trustees of such Person.

      “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (1) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (2) the number of years (calculated to the nearest one twelfth) that will elapse between such date and the making of such payment, by (b) the then outstanding principal amount of such Indebtedness.

      “Wholly Owned Restricted Subsidiary” of any Person means a Restricted Subsidiary of such Person to the extent that:

(a)	all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares and Capital Stock held by other statutorily required minority shareholders) shall at the time be owned directly or indirectly by such Person or

(b)	such Restricted Subsidiary is organized in a foreign jurisdiction and is required by the applicable laws and regulations of such foreign jurisdiction or its governmental agencies, authorities or state-owned businesses to be partially owned by the government of such foreign jurisdiction or individual or corporate citizens of such foreign jurisdiction or another foreign jurisdiction in order for such Restricted Subsidiary to transact business in such foreign jurisdiction, provided that such Person, by contract or otherwise, controls the business and management of such Restricted Subsidiary.

      Further, in relation to the Company, the term “Wholly Owned Restricted Subsidiary” includes any Foreign Restricted Subsidiary so long as the direct or indirect ownership interest of the Company in its Capital Stock is no less than at the Issue Date.

OUTSTANDING NOTES REGISTRATION RIGHTS AGREEMENT

      In connection with the sale of the outstanding notes, we entered into a registration rights agreement. Under that agreement, we agreed to:

•	file a registration statement with the Commission with respect to an offer to exchange the outstanding notes for new notes having substantially identical terms as the outstanding notes (except that the new notes will not contain terms with respect to transfer restrictions or liquidated damages);

•	use our reasonable best efforts to cause that registration statement to be declared effective under the Securities Act within 180 days of the date of original issuance of the outstanding notes;

•	use our reasonable best efforts to keep that registration statement effective until the first anniversary of the closing of the exchange offer; and

•	use our reasonable best efforts to cause the exchange offer to be consummated within 210 days following the original issuance of the outstanding notes.

      Promptly after the exchange offer registration statement has been declared effective, we will offer the new notes in exchange for surrender of the outstanding notes.

      Under the following circumstances, we will file with the Commission a shelf registration statement to cover resales of the outstanding notes by those holders who provide required information in connection with the shelf registration statement:

•	if any changes in law or applicable interpretations by the staff of the Commission do not permit us to effect the exchange offer as contemplated by the registration rights agreement; or

•	in certain limited circumstances, if any holder of the outstanding notes so requests.

      A “Registration Default” will occur if, among other things:

•	the exchange offer registration statement is not declared effective on or prior to the 180th day following the date of original issuance of the outstanding notes;

•	the exchange offer is not consummated on or prior to the 210th day following the date of original issuance of the outstanding notes; or

•	we file the exchange offer registration statement or shelf registration statement and the Commission declares it effective, but thereafter it ceases to be effective or fails to be usable for its intended purpose (except as specifically permitted in the registration rights agreement) without being succeeded within 10 business days by a post-effective amendment to such registration statement that cures such failure and that is itself declared effective within 10 business days of the date of filing of such post-effective amendment.

      If any Registration Default occurs, we will be obligated to pay liquidated damages to each holder of outstanding notes in an amount equal of $.05 per week per $1,000 principal amount of outstanding notes held by each such holder for each week or portion thereof that the Registration Default continues with respect to the first 90-day period immediately following the occurrence of such Registration Default. The amount of the liquidated damages shall increase by an additional $.05 per week per $1,000 principal amount of outstanding notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of liquidated damages of $.30 per week per $1,000 principal amount of outstanding notes, provided that we will in no event be required to pay liquidated damages for more than one Registration Default at any given time.

      Holders who desire to tender their outstanding notes will be required to make to us the representations described under “The Exchange Offer — Purpose and Effect of the Exchange Offer” and “— Procedures for Tendering” in order to participate in the exchange offer. In addition, we may require holders to deliver information to be used in connection with the shelf registration statement in order to have their notes included in the shelf registration statement and benefit from the provisions regarding liquidated damages described in the preceding paragraph. A holder who sells outstanding notes under the shelf registration statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers. Such a holder will also be subject to the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such holder, including indemnification obligations.

      The description of the registration rights agreement contained in this section is a summary only. For more information, you may review the provisions of the registration rights agreement that we filed with the Commission as an exhibit to the registration statement of which this prospectus is a part.

BOOK ENTRY; DELIVERY AND FORM

      The new notes will initially be represented by one or more permanent global notes in definitive, fully registered book-entry form (the “Global Securities”) that will be registered in the name of Cede & Co., as nominee of DTC. The Global Securities will be deposited on behalf of the acquirors of the new notes represented thereby with a custodian for DTC for credit to the respective accounts of the acquirors or to such other accounts as they may direct at DTC. See “The Exchange Offer — Book-Entry Transfer.”

The Global Securities

      We expect that under procedures established by DTC:

•	upon deposit of the Global Securities with DTC or its custodian, DTC will credit on its internal system portions of the Global Securities that shall be comprised of the corresponding respective amounts of the Global Securities to the respective accounts of persons who have accounts with such depositary; and

•	ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of persons who have accounts with DTC (“participants”), and the records of participants, with respect to interests of persons other than participants.

      So long as DTC or its nominee is the registered owner or holder of any of the notes, DTC or such nominee will be considered the sole owner or holder or such notes represented by the Global Securities for all purposes under the indenture and under the notes represented thereby. No beneficial owner of an interest in the Global Securities will be able to transfer such interest except in accordance with the applicable procedures of DTC in addition to those provided for under the indenture.

      Payments on the notes represented by the Global Securities will be made to DTC or its nominee, as the registered owner thereof. None of the Company, the trustee or any paying agent under the indenture will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

      We expect that DTC or its nominee, upon receipt of any payment on the notes represented by the Global Securities, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the Global Securities as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Securities held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payment will be the responsibility of such participants.

      Transfers between participants in DTC will be effected in accordance with DTC rules and will be settled in immediately available funds. If a holder requires physical delivery of a certificated security for any reason, including to sell notes to persons in states that require physical delivery of such security or to pledge such securities, such holder must transfer its interest in the Global Securities in accordance with the normal procedures of DTC and the procedures in the indenture.

      DTC has advised us that DTC will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange as described below, only at the direction of one or more participants to whose account the DTC interests in the Global Securities are credited and only in respect of the aggregate principal amount as to which such participant or participants has or have given such direction. However, if there is an event of default under the indenture, DTC will exchange the Global Securities for certificated securities that it will distribute to its participants.

      DTC has advised us as follows:

•	DTC is a limited-purpose company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve

System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Exchange Act;

•	DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates;

•	Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations;

•	DTC is owned by a number of its participants and by the New York stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.;

•	Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly; and

•	The rules applicable to DTC and its participants are on file with the Commission.

      Although DTC is expected to follow these procedures in order to facilitate transfers of interests in the Global Securities among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither CGG nor the trustee will have any responsibility for the performance by DTC or its direct or indirect participants on their respective obligations under the rules and procedures governing their operations.

Certificated Securities

      Interests in the Global Securities will be exchanged for certificated securities if:

•	DTC or any successor depositary (the “Depositary”) notifies us that it is unwilling or unable to continue as depositary for the Global Securities, or has ceased to be a “clearing agency” registered under the Exchange Act, and, in either case, we fail to appoint a successor depositary within 90 days after the date of such notice; or

•	we determine not to have the notes represented by Global Securities.

      Upon the occurrence of either of the events described in the preceding sentence, we will cause the appropriate certified securities to be delivered.

      Neither CGG nor the trustee will be liable for any delay by the Depositary or its nominee in identifying the beneficial owners of the related notes. Each such person may conclusively rely on, and will be protected in relying on, instructions from such Depositary or nominee for all purposes, including the registration and delivery, and the respective principal amounts, of the notes to be issued.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER

      The following discussion is based on the current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations, judicial authority and administrative rulings and practice. There can be no assurance that the Internal Revenue Service (the “Service”) will not take a contrary view, and no ruling from the Service has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conditions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders. Certain holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below.

      WE RECOMMEND THAT EACH HOLDER CONSULT SUCH HOLDER’S OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF EXCHANGING SUCH HOLDER’S OUTSTANDING NOTES FOR NEW NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

      We believe that the exchange of outstanding notes for new notes pursuant to the exchange offer will not be treated as an “exchange” for federal income tax purposes because the new notes will not be considered to differ materially in kind or extent from the outstanding notes. Rather, the new notes received by a holder will be treated as a continuation of the outstanding notes in the hands of such holder. As a result, there will be no United States federal income tax consequences to holders exchanging outstanding notes for new notes pursuant to the exchange offer.

PLAN OF DISTRIBUTION

      Based on interpretations of the Commission staff in no action letters issued to third parties, we believe that each new note issued under the exchange offer may be offered for resale, resold and otherwise transferred by the holder of that new note without compliance with the registration and prospectus delivery provisions of the Securities Act if:

•	you are not our “affiliate” within the meaning of Rule 405 under the Securities Act;

•	any new notes will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person to participate in the distribution of the new notes; and

•	you are not engaged in and do not intend to engage in the distribution of the new notes.

      Broker-dealers receiving notes in the exchange offer will be subject to a prospectus delivery requirement with respect to resales of the new notes.

      We believe that you may not transfer new notes issued under the exchange offer in exchange for outstanding notes if you are:

•	our “affiliate” within the meaning of Rule 405 under the Securities Act;

•	a broker-dealer that acquired outstanding notes directly from us; or

•	a broker-dealer that acquired outstanding notes as a result of market-making or other trading activities without compliance with the registration and prospectus delivery provisions of the Securities Act.

      To date, the staff of the Commission has taken the position that participating broker-dealers may fulfil their prospectus deliver requirements with respect to transactions involving an exchange of securities such as this exchange offer, other than a resale of an unsold allotment from the original sale of the outstanding notes, with the prospectus contained in the exchange offer registration statement. In the registration rights agreement, we have agreed to permit participating broker-dealers to use this prospectus in connection with the resale of new notes. We have agreed that, for a period of up to one year after the expiration of the exchange offer, we will make this prospectus, and any amendment of supplement to this prospectus, available to any broker-dealer that requests such documents in the letter of transmittal.

      If you wish to exchange your outstanding notes for new notes in the exchange offer, you will be required to make representations to us as described in “The Exchange Offer — Purpose and Effect of the Exchange Offer” and “— Procedures for Tendering — Your Representations to Us” of this prospectus and in the letter of transmittal. In addition, if you are a broker-dealer who receives new notes for your own account in exchange for outstanding notes that were acquired by it as a result of market-making activities or other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale by you of such new notes.

      We will not receive any proceeds from any sale of notes by broker-dealers. Broker-dealers who receive new notes for their own account in the exchange offer may sell them from time to time in one or more transactions in the over-the-counter market:

•	in negotiated transactions;

•	through the writing of options on the new notes or a combination of such methods of resale;

•	at market prices prevailing at the time of resale; or

•	at prices related to such prevailing market prices or negotiated prices.

      Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any new notes. Any broker-dealer that resells new notes it received for its own account in the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter”

within the meaning of the Securities Act. Any profit on any resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and be delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

      We have agreed to pay all expenses incidental to the exchange offer other than commissions and concessions of any brokers or dealers. We will indemnify holders of the outstanding notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act, as provided in the registration rights agreement.

Transfer Restrictions on Outstanding Notes

      The outstanding notes were not registered under the Securities Act. Those outstanding notes may not be offered or sold in the United States or to, or for the account or benefit of, U.S. persons except in accordance with an exemption from the Securities Act registration requirements. Accordingly, the outstanding notes were offered and sold in the United States only to “qualified institutional buyers” under Rule 144A under the Securities Act in transactions exempt from the registration requirements of the Securities Act.

LEGAL MATTERS

      The validity of the notes will be passed on for us by Linklaters, Paris, France, who are acting as our French and special United States counsel.

EXPERTS

      The consolidated financial statements of CGG for each of the three years in the period ended December 31, 2001 incorporated by reference in this prospectus and in the registration statement of which this prospectus is a part have been audited by Barbier Frinault & Autres Andersen and Ernst & Young Audit, independent auditors, as set forth in their report thereon included herein, and are included in reliance upon their report given on the authority of these firms as experts in accounting and auditing.

      The consolidated financial statements of Arabian Geophysical and Surveying Company (Argas) for the year ended December 31, 2001 incorporated by reference in this prospectus and in the registration statement of which this prospectus is a part have been audited by Ernst & Young, independent auditors, as set forth in their report thereon included herein, and are included in reliance upon their report given on the authority of that firm as experts in accounting and auditing.

SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES

      We are a company organized under the laws of France with our registered office and principal place of business in France. A majority of our directors and officers named herein are not residents of the United States, and all or a substantial portion of their assets are located outside the United States. Substantially all of our assets are located outside the United States. We have agreed, in accordance with the terms of the indenture relating to the notes, to accept service of process in any suit, action or proceeding with respect to the indenture or the notes brought in any federal or state court located in New York City by an agent designated for such purpose, and to submit to the jurisdiction of such courts in connection with such suits, actions or proceedings. However, it may not be possible for you to effect service of process within the United States upon our directors and officers or to enforce against these persons, or us, judgments of United States courts predicated upon civil liability provisions of the federal securities laws of the United States.

      We have been advised by our French counsel, Linklaters, Paris, France, that if an original action is brought in France, predicated solely upon the United States federal securities laws, French courts may not have the requisite jurisdiction to grant the remedies sought and that actions for enforcement in France of a judgment by courts in the United States, rendered against any of the French persons referred to in the second sentence of the preceding paragraph, would require such French person to waive their rights under Article 15 of the French Civil Code to be sued in France only. We believe that no such French person has waived such right with respect to actions predicated solely upon the United States federal securities laws. In addition, actions in the United States under United States federal securities laws could be affected under certain circumstances by the French Law of 16 July 1980, which may preclude or restrict the obtaining of evidence in France or from French persons in connection with such actions.

GENERAL INFORMATION

Share Capital

      On December 31, 2000, CGG had authorized share capital of FF218,838,440 and issued share capital of FF100,863,890, divided into 10,086,389 ordinary shares of FF10 nominal value each. On March 14, 2001, the Conseil d’Administration of CGG, acting under the authorization granted to it by the Assemblée Générale Mixte of the Shareholders of CGG on May 17, 2000, converted the nominal value of CGG’s ordinary shares to €2 each, from FF10 each. As of December 31, 2001, CGG had authorized share capital of €46,931,976 and issued and fully paid-up share capital of €23,361,436, divided into 11,680,718 ordinary shares of €2 nominal value each, all of which were fully paid.

Corporate Authorizations

      The issue of the notes was authorized by the Président of the Conseil d’Administration of CGG on February 5, 2002 pursuant to a resolution of the Conseil d’Administration of CGG adopted on January 18, 2002 and a resolution of the Assemblée Générale Mixte of the Shareholders of CGG adopted on May 16, 2001, which authorized us to issue notes up to a maximum amount of €200,000,000 or its foreign currency equivalent as determined by reference to exchange rates as at the date of issue.

Listing of the Notes

      The new notes will be listed on the Luxembourg Stock Exchange.

      Copies of the statuts of CGG and a legal notice relating to the issue of the outstanding notes (“Notice Légale”) have been, and a Notice Légale relating to the exchange offer will be, deposited prior to listing with the Greffier en Chef du Tribunal d’Arrondissement de et à Luxembourg, where such documents may be inspected and copies obtained upon request so long as any of the notes are outstanding.

Clearing of the Notes

      The new notes will be accepted for clearance with the following securities codes: the CUSIP number is 204386AB2, the Common Code is 012444940 and the ISIN is US204386AB25.

No Material Adverse Change

      Except as disclosed in this prospectus, there has been no significant change in the financial or trading position of CGG since December 31, 2001 and no material adverse change in the financial position or prospects of CGG since December 31, 2001.

Litigation

      Except as disclosed in this prospectus, neither CGG, nor any of its subsidiaries is involved in any litigation, arbitration or administrative proceedings relating to amounts which, individually or in the aggregate, are material in the context of the issue of the notes and, to the best of the knowledge of CGG, there are no such litigation, arbitration or administrative proceedings pending or threatened.

Significant Subsidiaries

      At and for the year ended December 31, 2001, Sercel S.A., a subsidiary of CGG, represented more than 10% of the consolidated revenues, income and assets of CGG. Sercel S.A. had net income of €52 million in the year ended December 31, 2001 and had shareholders’ equity of €78 million.

      For the year ended December 31, 2001, CGG Americas Inc., a subsidiary of CGG, represented more than 10% of the consolidated income of CGG. CGG Americas Inc. had a net income of €20 million in the year ended December 31, 2001 and had shareholders’ equity of €50 million.

      At and for the year ended December 31, 2001, CGG Marine., a subsidiary of CGG, represented more than 10% of the consolidated income and assets of CGG. CGG Marine had a net loss of €19 million in the year ended December 31, 2001 and had shareholders’ equity of €61 million.

      At and for the year ended December 31, 2001, Sercel Inc., a subsidiary of CGG, represented more than 10% of the consolidated income and assets of CGG. Sercel Inc had a net loss of €39 million in the year ended December 31, 2001 and had shareholders’ equity of €118 million.

      For the year ended December 31, 2001, Sercel Singapore Ltd., a subsidiary of CGG, represented more than 10% of the consolidated income of CGG. Sercel Singapore had a net income of €2 million in the year ended December 31, 2001 and had shareholders’ equity of €4.3 million.

      For the year ended December 31, 2001, CGG Canada Services Inc., a subsidiary of CGG, represented more than 10% of the consolidated income of CGG. CGG Canada Services had a net income of €2.5 million in the year ended December 31, 2001 and had shareholders’ equity of €4.5 million.

      At December 31, 2001, CGG Marine Resources Norge A.S., a subsidiary of CGG, represented more than 10% of the consolidated assets of CGG. CGG Marine Resources Norge had a net income of €0.3 million in the year ended December 31, 2001 and had shareholders’ equity of €148 million.

      The figures above for net income represent contributions to our consolidated net income, and shareholders’ equity represents the net equity in the statutory accounts.

      None of these subsidiaries paid dividends in 2001 except Sercel S.A., which paid an exceptional dividend amounting to €36 million during the year 2001.

      CGG has undertaken to the holders of the notes that it will file certain quarterly financial information with the Commission. Any such quarterly information will also be delivered to, and copies of such information may be obtained free of charge from, the specified offices of the Paying Agent in Luxembourg.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not offering the new notes in any jurisdiction where the offer is not permitted. We do not claim the accuracy of the information in this prospectus as of any date other than the date stated on the cover.

$55,000,000

COMPAGNIE GÉNÉRALE DE GÉOPHYSIQUE

Offer to Exchange

10 5/8% Series A Senior Notes due 2007

for

10 5/8% Series B Senior Notes due 2007

PROSPECTUS

We have not authorized anyone to give you any information or to make any representations about the transactions we discuss in this prospectus other than those contained herein or in the documents we incorporate herein by reference. If you are given any information or representations about these matters that is not discussed or incorporated in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law. The delivery of this prospectus offered hereby does not, under any circumstances, mean that there has not been a change in our affairs since the date hereof. It also does not mean that the information in this prospectus or in the documents we incorporate herein by reference is correct after this date.

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Y00395

Part II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  Indemnification of Directors and Officers

      The status of the Registrant do not expressly provide for indemnification by the Registrant of liabilities of its directors or officers in their capacity as such. The Registrant maintains officers’ and directors’ liability insurance which insures against certain liabilities that officers and directors may incur in such capacities, including liabilities arising under the U.S. securities laws, subject to certain exceptions.

ITEM 21.  Exhibits and Financial Schedules

      The following instruments and documents are included as Exhibits to this Registration Statement. Exhibits incorporated by reference are so indicated.

Exhibit No	Exhibit

1.1	Purchase Agreement dated February 5, 2002 among the Registrant, RBC Dominion Securities Corporation and Salomon Smith Barney Inc.(8)
3.1	English translation of the Articles of Association (status) of the Registrant.(8)
4.1	Indenture dated as of November 22, 2000 between the Registrant and The Chase Manhattan Bank as Trustee, which includes the form of the 10 5/8% Senior Notes due 2007 as an exhibit thereto.(6)
4.2	Registration Rights Agreement dated February 8, 2002 among the Registrant, RBC Dominion Securities Corporation and Salomon Brothers International Limited.(8)
5.1*	Opinion of Linklaters, French counsel to the Registrant, as to the legality of the notes.
5.2*	Opinion of Linklaters, special U.S. Counsel to the Registrant, as to the legality of the notes.
10.1	1992 Stock Option Plan.(1)
10.2	1995 Stock Option Plan.(1)
10.3	1996 Stock Option Plan.(1)
10.4	2001 Stock Option Plan.(8)
10.4	Lease dated as of December 4, 1990 for the Registrant’s principal executive offices in Massy, France.(2)
10.5	Lease dated as of April 2, 1991 for the Registrant’s data processing center in London, England.(1)
10.6	Leases dated as of November 8, 1991 and December 13, 1996 for the Registrant’s data processing center in Houston, USA.(1)
10.7	Lease dated as of September 1, 1996 for Sercel’s factory in Tulsa, USA.(1)
10.8	Time charter agreement dated as of March 1, 1996 for CGG Föhn, as amended on July 1, 1996.(1)
10.9	Time charter agreement dated as of May 7, 1996 for CGG Harmattan, as amended on July 1, 1996.(1)
10.10	Time charter agreement dated as of June 1, 1996 for CGG Mistral, as amended on July 1, 1996.(1)
10.11	Time charter agreement dated as of December 22, 1997 for CGG Alizé.(2)
10.12	Shareholders’ Agreement dated January 31, 1995 between Total Formations Petrolieres, ISIS and SOGERAP.(2)

Exhibit No	Exhibit

10.13	Subscription Agreement dated October 23, 1999 by and between the Registrant and The Beacon Group Energy Investment Fund II, L.P.(5)
10.14	Registration Rights Agreement dated December 13, 1999 by and between the Registrant and The Beacon Group Energy Investment Fund II, L.P.(5)
10.15	Registration Rights Agreement, dated October 4, 2000 between the Registrant and Paradigm Geophysical Ltd.(4)
10.16	Securities Purchase Agreement dated October 4, 2000 by and between the Registrant, Paradigm Geophysical Ltd. and Paradigm Geophysical Corp.(4)
10.17	Asset Purchase Agreement dated September 22, 2000 by and among Shaw Industries Ltd., Shaw Resource Services, Inc., the Registrant, Sercel Inc. and Sercel Canada Ltd.(6)
10.18	Share Purchase Agreement dated December 14, 2000 by and among Aker Maritime ASA, Aker Geo Seismic AS and the Registrant.(6)
10.19	Memorandum of Understanding dated October 20, 2000 between the Registrant and Louis-Dreyfus Armateurs.(6)
10.20	Amendment Agreement in respect of $180,000,000 Multicurrency Revolving Credit Facility Agreement dated August 31, 2000. (6)
10.22	Purchase Agreement dated November 17, 2000 among the Registrant, RBC Dominion Securities Corporation, Salomon Smith Barney Inc., Credit Lyonnais and CIBC World Markets Corp.(6)
10.23	Registration Rights Agreement dated November 22, 2000 among the Registrant, RBC Dominion Securities Corporation, Salomon Smith Barney, Inc., Credit Lyonnais and CIBC World Markets Corp.(8)
12	Statement re Computation of Ratios.(8)
21	Subsidiaries of the Registrant.(8)
23.1*	Consent of Linklaters, French counsel to the Registrant (included in Exhibit 5.1).
23.2*	Consent of Linklaters, special U.S. counsel to the Registrant (included in Exhibit 5.2).
23.3*	Consent of Barbier Frinault & Autres Andersen, Auditors and Ernst & Young Audit, Auditors.
23.4*	Consent of Ernst & Young Audit, Auditors.
24*	Powers of Attorney.
99.1*	Form of Letter of Transmittal.
99.2*	Form of Notice of Guaranteed Delivery.
99.3*	Instructions to Registered Holder or DTC Participant.
99.4*	Form of Letter to Registered Holders and Depositary Trust Company Participants.
99.5*	Form of Letter to Clients.

Notes:

*	Filed herewith.

(1)	Incorporated by reference to the Registrant’s Registration Statement on Form F-1 (SEC File No. 333-06800), dated April 16, 1997, as amended.

(2)	Incorporated by reference to the Registrant’s Registration Statement on Form F-3 (SEC File No. 333-11074), dated November 3, 1999, as amended.

(3)	Incorporated by reference to the Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 1999, dated June 28, 2000 as amended.

(4)	Incorporated by reference to the Registrant’s Report on Schedule 13D, dated October 16, 2000, as amended.

(5)	Incorporated by reference to the Registrant’s Report on Schedule 13D, dated December 13, 2000, as amended.

(6)	Incorporated by reference to the Registrant’s Registration Statement on Form F-4 (SEC File No. 333-13060), dated January 11, 2001, as amended.

(7)	Incorporated by reference to the Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2000, dated July 2, 2001.

(8)	Incorporated by reference to the Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2001, dated May 3, 2002.

ITEM 22.  Undertakings

      The undersigned registrant hereby undertakes:

•	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

•	To include any prospectus required by Section 10(a)(3) of the Securities Act;

•	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

•	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement:

•	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

•	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

•	For purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

•	To (i) respond to requests for information that is incorporated by reference into the Prospectus pursuant to Item 4, 10(b), 11, or 13 of Form F-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

•	To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defence of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Paris, state of France, on May 7, 2002.

COMPAGNIE GÉNÉRALE DE GÉOPHYSIQUE

/s/ MICHEL PONTHUS

By:

Michel Ponthus
Senior Executive Vice President
Finance and Human Resources and
Chief Financial Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures		Title	Date

By:	* Robert Brunck	Chairman of the Board and Chief Executive Officer	May 7, 2002

By:	/s/ MICHEL PONTHUS Michel Ponthus	Senior Executive Vice President, Finance and Human Resources and Chief Financial Officer	May 7, 2002

By:	* Christian Marbach	Director	May 7, 2002

By:	* Daniel Valot	Director	May 7, 2002

Signatures		Title	Date

By:	* ISIS, represented by Gérard Friés	Director	May 7, 2002

By:	* Robert Castaigne	Director	May 7, 2002

By:	* Jean Dunand	Director	May 7, 2002

By:	* John MacWilliams	Director	May 7, 2002

By:	* Yves Lesage	Director	May 7, 2002

By:	* Pierre Jacquard	Director	May 7, 2002

By:	* Robert Semmens	Director	May 7, 2002

By:	/s/ JONATHAN MILLER Jonathan Miller	Duly Authorized Representative of CGG in the United States	May 7, 2002

*By:	/s/ MICHEL PONTHUS Michel Ponthus Attorney-in-Fact		May 7, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

EXHIBITS

filed in connection with

Registration Statement

on Form F-4
under
The Securities Act of 1933

Compagnie Générale de Géophysique

INDEX TO EXHIBITS

Exhibit No	Exhibit	Page

1.1	Purchase Agreement dated February 5, 2002 among the Registrant, RBC Dominion Securities Corporation and Salomon Smith Barney Inc.(8)
3.1	English translation of the Articles of Association (status) of the Registrant.(8)
4.1	Indenture dated as of November 22, 2000 between the Registrant and The Chase Manhattan Bank as Trustee, which includes the form of the 10 5/8% Senior Notes due 2007 as an exhibit thereto.(6)
4.2	Registration Rights Agreement dated February 8, 2002 among the Registrant, RBC Dominion Securities Corporation and Salomon Brothers International Limited.(8)
5.1*	Opinion of Linklaters, French counsel to the Registrant, as to the legality of the notes.
5.2*	Opinion of Linklaters, special U.S. Counsel to the Registrant, as to the legality of the notes.
10.1	1992 Stock Option Plan.(1)
10.2	1995 Stock Option Plan.(1)
10.3	1996 Stock Option Plan.(1)
10.4	2001 Stock Option Plan.(8)
10.4	Lease dated as of December 4, 1990 for the Registrant’s principal executive offices in Massy, France.(2)
10.5	Lease dated as of April 2, 1991 for the Registrant’s data processing center in London, England.(1)
10.6	Leases dated as of November 8, 1991 and December 13, 1996 for the Registrant’s data processing center in Houston, USA.(1)
10.7	Lease dated as of September 1, 1996 for Sercel’s factory in Tulsa, USA.(1)
10.8	Time charter agreement dated as of March 1, 1996 for CGG Föhn, as amended on July 1, 1996.(1)
10.9	Time charter agreement dated as of May 7, 1996 for CGG Harmattan, as amended on July 1, 1996.(1)
10.10	Time charter agreement dated as of June 1, 1996 for CGG Mistral, as amended on July 1, 1996.(1)
10.11	Time charter agreement dated as of December 22, 1997 for CGG Alizé.(2)
10.12	Shareholders’ Agreement dated January 31, 1995 between Total Formations Petrolieres, ISIS and SOGERAP.(2)
10.13	Subscription Agreement dated October 23, 1999 by and between the Registrant and The Beacon Group Energy Investment Fund II, L.P.(5)
10.14	Registration Rights Agreement dated December 13, 1999 by and between the Registrant and The Beacon Group Energy Investment Fund II, L.P.(5)
10.15	Registration Rights Agreement, dated October 4, 2000 between the Registrant and Paradigm Geophysical Ltd.(4)
10.16	Securities Purchase Agreement dated October 4, 2000 by and between the Registrant, Paradigm Geophysical Ltd. and Paradigm Geophysical Corp.(4)
10.17	Asset Purchase Agreement dated September 22, 2000 by and among Shaw Industries Ltd., Shaw Resource Services, Inc., the Registrant, Sercel Inc. and Sercel Canada Ltd.(6)
10.18	Share Purchase Agreement dated December 14, 2000 by and among Aker Maritime ASA, Aker Geo Seismic AS and the Registrant.(6)

Exhibit No	Exhibit	Page

10.19	Memorandum of Understanding dated October 20, 2000 between the Registrant and Louis-Dreyfus Armateurs.(6)
10.20	Amendment Agreement in respect of $180,000,000 Multicurrency Revolving Credit Facility Agreement dated August 31, 2000. (6)
10.22	Purchase Agreement dated November 17, 2000 among the Registrant, RBC Dominion Securities Corporation, Salomon Smith Barney Inc., Credit Lyonnais and CIBC World Markets Corp.(6)
10.23	Registration Rights Agreement dated November 22, 2000 among the Registrant, RBC Dominion Securities Corporation, Salomon Smith Barney, Inc., Credit Lyonnais and CIBC World Markets Corp.(8)
12	Statement re Computation of Ratios.(8)
21	Subsidiaries of the Registrant.(8)
23.1*	Consent of Linklaters, French counsel to the Registrant (included in Exhibit 5.1).
23.2*	Consent of Linklaters, special U.S. counsel to the Registrant (included in Exhibit 5.2).
23.3*	Consent of Barbier Frinault & Autres Andersen, Auditors and Ernst & Young Audit, Auditors.
23.4*	Consent of Ernst & Young Audit, Auditors.
24*	Powers of Attorney.
99.1*	Form of Letter of Transmittal.
99.2*	Form of Notice of Guaranteed Delivery.
99.3*	Instructions to Registered Holder or DTC Participant.
99.4*	Form of Letter to Registered Holders and Depositary Trust Company Participants.
99.5*	Form of Letter to Clients.

Notes:

*	Filed herewith.

(1)	Incorporated by reference to the Registrant’s Registration Statement on Form F-1 (SEC File No. 333-06800), dated April 16, 1997, as amended.

(2)	Incorporated by reference to the Registrant’s Registration Statement on Form F-3 (SEC File No. 333-11074), dated November 3, 1999, as amended.

(3)	Incorporated by reference to the Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 1999, dated June 28, 2000 as amended.

(4)	Incorporated by reference to the Registrant’s Report on Schedule 13D, dated October 16, 2000, as amended.

(5)	Incorporated by reference to the Registrant’s Report on Schedule 13D, dated December 13, 2000, as amended.

(6)	Incorporated by reference to the Registrant’s Registration Statement on Form F-4 (SEC File No. 333-13060), dated January 11, 2001, as amended.

(7)	Incorporated by reference to the Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2000, dated July 2, 2001.

(8)	Incorporated by reference to the Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2001, dated May 3, 2002.